Cross Ledge Investments LLC

Policies and Procedures Manual

Effective 2014

Contents
Introduction	3
Definitions	5
Advisory Agreement	6
Annual Compliance Reviews	7
Anti-Money Laundering	9
Best Execution	11
Books and Records	13
Certification	24
Complaints	25
Conflicts of Interest and Outside Business Activities	26
Corporate Records	30
Custody	31
Data Security	33
Disaster Recovery	34
Disclosure Document Policy	39
E-Mail and Other Electronic Communications	41
ERISA	42
Insider Trading	44
Investment Processes	46
Performance	48
Personal Securities Transactions	49
Privacy	52
Proxy Voting	55
Registration	61
Reporting	62
Social Media	64
Soft Dollars	68
Supervision & Internal Controls	70
Trading	72
Valuations of Securities	74

May 2014

Introduction

Cross Ledge Investments LLC is a registered investment adviser with the U.S. Securities and Exchange Commission (SEC) under the Investment Advisers Act of 1940 (Advisers Act).

Our firm has a strong reputation based on the professionalism and high standards of the firm and our employees. The firm’s reputation and our advisory client relationships are the firm’s most important assets.

As a registered adviser, and as a fiduciary to our advisory clients, our firm has a duty of loyalty and to always act in utmost good faith, place our clients’ interests first and foremost and to make full and fair disclosure of all material facts and in particular, information as to any potential and/or actual conflicts of interests.

As an SEC registered adviser, Cross Ledge Investments LLC and our employees are also subject to various requirements under the Advisers Act and rules adopted under the Advisers Act and our Policy and Procedures / Code of Ethics manual. These requirements include various anti-fraud provisions, which make it unlawful for advisers to engage in any activities which may be fraudulent, deceptive or manipulative.

These antifraud provisions include the SEC Compliance Programs of Investment Companies and Investment Advisers (Compliance Programs Rule) (SEC Rule 206 (4)-7) which requires advisers to adopt a formal compliance program designed to prevent, detect and correct any actual or potential violations by the adviser or its supervised persons of the Advisers Act, and other federal securities laws and rules adopted under the Advisers Act.

Elements of Cross Ledge Investments LLC's compliance program include the designation of a Chief Compliance Officer, adoption and annual reviews of these Compliance Policies and Procedures, training, and recordkeeping, among other things.

Our Policies and Procedures cover Cross Ledge Investments LLC and each officer, member, or partner, as the case may be, and all employees who are subject to Cross Ledge Investments LLC's supervision and control (Supervised Persons).

Our Policies and Procedures are designed to meet the requirements of the SEC IA Compliance Programs Rule and to assist the firm and our Supervised Persons in preventing, detecting and correcting violations of law, rules and our policies.

Our Policies and Procedures cover many areas of the firm’s businesses and compliance requirements. Each section provides the firm’s policy on the topic and provides our firm’s procedures to insure that the particular policy is followed. Cross Ledge Investments LLC has opted to include the provisions normally included in a ‘Code of Ethics’ into its Policies and Procedures as many areas of this document were deemed redundant.  The Policies and Procedures referred to in the preceding sentence are designed to comply with the requirements of Rule 17j-1 of the Investment Company Act of 1940.

Cross Ledge Investments LLC's Chief Compliance Officer is responsible for administering our Policies and Procedures.

Compliance with the firm’s Policies and Procedures is a requirement and a high priority for the firm and each person. Failure to abide by our policies may expose you and/or the firm to significant consequences which may include disciplinary action, termination, regulatory sanctions, potential monetary sanctions and/or civil and criminal penalties.

The Chief Compliance Officer will assist with any questions about Cross Ledge Investments LLC's Policies and Procedures, or any related matters. Further, in the event any employee becomes aware of, or suspects, any activity that is questionable, or a violation, or possible violation of law, rules or the firm’s policies and procedure, the Chief Compliance Officer is to be notified immediately.

Our Policies and Procedures will be updated on a periodic basis to be current with our business practices and regulatory requirements.

Definitions

For the purposes of this document, the following definitions shall apply:

• “Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund RIA or its control affiliates manage; or is involved in making securities recommendations to clients that are nonpublic.

• “Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

• “Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations there under.

• “Code” shall mean this Policies and Procedure Manual

• “FINRA” shall mean Financial Industry Regulatory Authority, the independent regulator for all securities firms doing business in the United States.

• “IARD” shall mean Investment Adviser Registration Depository, an electronic filing system for Investment Advisers sponsored by the Securities and Exchange Commission and North American Securities Administrators Association (NASAA), with FINRA serving as the developer and operator of the system. The IARD system collects and maintains the registration and disclosure information for Investment Advisers and their associated persons.

• “Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include:

o (i) Transactions and holdings in direct obligations of the Government of the

United States;

o (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

o (iii) Shares issued by money market funds;

o (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Cross Ledge Investments LLC or a control affiliate acts as the investment adviser or sub-adviser for the fund; and

o (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Cross Ledge Investments LLC or a control affiliate acts as the investment adviser or sub-adviser for the fund.

• “SEC or Commission” shall mean Securities and Exchange Commission, whose mission is to protect investors, maintain fair, orderly, and efficient markets, and facilitate capital formation. The SEC oversees al Investment Advisers with assets under management greater than $25 million.

• “Supervised person” means directors, officers and partners of Cross Ledge Investments LLC (or other persons occupying a similar status or performing similar functions); employees of Cross Ledge Investments LLC; and any other person who provides advice on behalf of Cross Ledge Investments LLC and is subject to Cross Ledge Investments LLC's supervision and control.

Advisory Agreement

Cross Ledge Investments LLC's policy requires a written investment advisory agreement for each client relationship which includes a description of our services, discretionary/non-discretionary authority, advisory fees, important disclosures and other terms of our client relationship. Cross Ledge Investments LLC's advisory agreements meet all appropriate regulatory requirements and contain a non-assignment clause and do not contain any “hedge clauses.”

Background

Written advisory agreements form the legal and contractual basis for an advisory relationship with each client and as a matter of industry and business best practices provide protections for both the client and an investment adviser. An advisory agreement is the most appropriate place for an adviser to describe its advisory services, fees, liability, and disclosures for any conflicts of interest, among other things. It is also a best business practice to provide a copy of the advisory agreement to the client and for the agreement to provide for all client financial and personal information to be treated on a confidential basis.

Responsibility

Lori Wachs, has the responsibility for the implementation and monitoring of the firm’s advisory agreement policy, practices, disclosures and recordkeeping.

Procedure

Cross Ledge Investments LLC has adopted procedures to implement the firm’s policy and reviews to monitor and insure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

• Cross Ledge Investments LLC's advisory agreements and advisory fee schedules, and any changes, for the firm’s services are approved by management.

• The fee schedules are periodically reviewed by Cross Ledge Investments LLC to stay fair, current and competitive.

• The Chief Compliance Officer, periodically reviews the firm’s disclosure brochure, marketing materials, advisory agreements and other material for accuracy and consistency of disclosures regarding advisory services and fees.

• Performance-based fee arrangements are appropriately disclosed, reviewed and approved by the designated officer and/or management.

• Any additional compensation arrangements are to be monitored by the Chief Compliance Officer, approved and disclosed with appropriate records maintained.

Annual Compliance Reviews

As an SEC registered adviser, it is Cross Ledge Investments LLC's policy to conduct an annual review of the firm’s policies and procedures to determine that they are adequate, current and effective in view of the firm’s businesses, practices, advisory services, current regulatory requirements and internal policies and procedures. Our policy includes amending or updating the firm’s policies and procedures to reflect any changes in the firm’s activities, personnel, or regulatory developments, among other things, either as part of the firm’s annual review, or more frequently, as may be appropriate, and to maintain relevant records of the annual reviews.

Responsibility

Barry Gladstein, CFA, Chief Compliance Officer has the overall responsibility and authority to develop and implement the firm’s compliance policies and procedures and to conduct an annual review to determine their adequacy and effectiveness in detecting and preventing violations of the firm’s policies, procedures or federal securities laws.

Procedure

Cross Ledge Investments LLC has adopted procedures to implement the firm’s policy and reviews to monitor and insure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

• On at least a calendar year annual basis, Barry Gladstein, CFA, and such other persons as may be designated, will undertake a complete review of all Cross Ledge Investments LLC's written compliance policies and procedures.

• The review will include a review of each policy to determine the following:

o adequacy;

o effectiveness; o accuracy;

o appropriateness for the firm’s or fund’s current activities o current regulatory requirements;

o any prior policy issues, violations or sanctions; and

o any changes or updates that may otherwise be required or appropriate.

• The review will incorporate ‘forensic’ testing to determine adherence to established procedures.

o Review trade error file, if any

o Review client complaints file, if any

o Review client documentation for completeness

o Test of client fee assessment against management agreement.

• A risk assessment of each of the Firm's principal business and operational activities and all new services/products introduced by the Firm during the preceding year, if any;

• A survey of new or amended SEC regulations; and

• Barry Gladstein, CFA, or designee(s), will coordinate the review of each policy with an appropriate person, department manager, management person or officer to ensure that each of the firm’s policies and procedures is adequate and appropriate for the business activity covered, e.g., a review of trading policies and procedures with the person responsible for the firm’s trading activities.

• Barry Gladstein, CFA, or designee(s), will revise or update any of the firm’s policies and/or procedures as necessary or appropriate and obtain the approval of the person, department manager, management person or officer responsible for a particular activity as part of the review.

• Marshall Bassett, Chief Investment Officer, will obtain the approval of the firm’s compliance policies and procedures.

• The firm’s annual reviews will include a review of any prior violations or issues under any of the firm’s policies or procedures with any revisions or amendments to the policy or procedures designed to address such violations or issues to help avoid similar violations or issues in the future.

• Barry Gladstein, CFA will maintain hardcopy or electronic records of the firm’s policies and procedures as in effect at any particular time since 05/01/2014, and any policies in effect prior to that date;

• Barry Gladstein, CFA will also maintain an Annual Compliance Review file for each year which will include and reflect any revisions, changes, updates, and materials supporting such changes and approvals, of any of the firm’s policies and/or procedures.

• Barry Gladstein, CFA, or designee(s), will also conduct more frequent reviews of the Cross Ledge Investments LLC's policies or procedures, or any specific policy or procedure, in the event of any change in personnel, business activities, regulatory requirements or developments, or other circumstances requiring a revision or update.

• Relevant records of such additional reviews and changes will also be maintained by Barry Gladstein, CFA.

Anti-Money Laundering

It is the policy of the Firm not to provide services to persons or entities that have connections to organized crime, violent crime, drug trafficking, arms trafficking, foreign official corruption or terrorism. We will not accept any client that carries a high risk of involvement with any of the above activities without first conducting the due diligence requires establishing that the prospective client is not precluded by this policy.

Further, the Firm prohibits the use of any of its facilities (including its offices, computer systems, or assets) by its officers, owners, employees or affiliated persons for any illicit or illegal activities.

Any Firm employee that detects any suspicious activity is required to immediately report such activity to the Chief Compliance Officer without discussing the activity or the report of the activity with the client or other implicated person involved in the activity.

Procedures

Verification of Client Identity

The Nottingham Company, as the fund administrator for the Cross Ledge Long/Short fund, conducts anti-money laundering checks for all partners admitted into the fund.  For separately managed accounts, the Firm requires documentary evidence of each individual client's name, current address and phone number and date of birth. Documentary evidence may include a legible photocopy of a valid drivers' license, a valid passport or other unexpired government-issued identification. For identity documentation issued by a foreign government, additional documentary verification of current address and other contact information is required.

Because the Firm does not custody client assets, all Firm separately managed account clients are required to establish custodial accounts with an independent broker-dealer. Broker-dealers also are required by federal law and regulation to adopt extensive anti-money laundering policies and procedures. As a part of their anti money laundering programs, broker-dealers must verify the identity of each customer of the brokerage firm, determine whether each customer has been identified by the U. S. Department of Treasury (or other government entity) to be involved in terrorism, drug trafficking or organized crime and to monitor customer accounts for suspicious activity.

Suspicious Activity Reporting

The Chief Compliance Officer will file a suspicious activity report (FinCen Form 101: SAR-SF) under the following circumstances:

If the name of each prospective client screened through the U. S. Office of Foreign Asset Control ("OFAC") appears on the List of Specially Designated Nationals and Blocked Persons. The List is made available through the U.S. Department of the Treasury on its web site http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default..

If the Firm, in connection with its advisory services, identifies any activity on the part of a Firm client with persons or entities that appear on any government list of restricted persons, and upon further investigation into the matter, it is determined that suspicious activity may have occurred.

If the Firm detects, or reasonably suspects, a federal criminal violation or attempted violation by one of the Firm's clients, officers or employees or any other suspect using the Firm's services or facilities.

The Firm detects or suspects that its computer systems have been accessed by persons or entities to remove, steal, procure or otherwise affect the Firm's client or own accounts or other critical information or to damage or disable the Firm's computer systems and databases.

Suspicious activity report (SAR) forms and instructions for filing are available on the FINRA web site http://www.finra.org/Industry/Issues/AML/ SARs must be filed within 30 days of the detection of the suspicious activity. Records of reports filed must be kept for a minimum of five years.

The Firm maintains a hard copy file of each suspicious activity report for five years from the date the report is filed.

CTR -Currency Transaction Reporting

It is unlikely that the Firm will be called upon to report client currency transactions under applicable currency transaction reporting regulations. The Firm custodies no client assets and accepts no client funds or securities. Nevertheless, if a currency transaction of $10,000 or more (deposit, withdrawal, exchange of currency or other payment or transfer through the firm), is mistakenly accepted, the Chief Compliance Officer must immediately be notified and will return the currency to its source. If warranted, the Chief Compliance Officer may determine to file a Currency Transaction Report (CTR). Records of reports filed must be kept for a minimum of five years.

Currency Transaction report forms and instructions for filing are available on the FINRA web site http://www.finra.org/Industry/Issues/AML/CTRs must be filed within 15 days of the transaction.

CMIR –Currency or Monetary Instrument Transport Reporting

The Firm prohibits the receipt of currency. If an employee discovers that currency of $10,000 or more nevertheless has been received from a source outside the U.S., the Chief Compliance Officer must be notified immediately and will file a CMIR with the Commissioner of Customs.

In any case where the Firm transports, mails, ships or receives or causes or attempts to transport, mail, ship or receive monetary instruments of more than $10,000 in or out of the U.S., at one time (on one calendar day or, if for the purposed of evading the reporting requirements, on one or more days), the Chief Compliance Officer must be notified immediately and will file a CMIR, as required.

CMIR forms and instructions for filing are available on the FINRA web site http://www.finra.org/Industry/Issues/AML/.Records of reports filed must be kept for a minimum of five years.

Best Execution

Federal law requires Cross Ledge Investments LLC to deal fairly and honestly with and on behalf of its clients. While the Firm is not required to obtain the lowest available commission rate for executing a given trade, it is our fiduciary obligation to use our "best efforts" to obtain a reasonable commission rate in relation to the quality of the execution and the value of brokerage services received from the executing broker. Therefore, the Firm has adopted standards with respect to executing broker selection.

It is Firm policy for the Investment Committee to assess a new broker-dealer relationship using some or all of the following performance factors:

• execution capability;

• research capability;

• block trading coverage for a particular security;

• commission and pricing structure;

• effective communication

• responsive personnel;

• ability to position trades (for example: the trading of oddlots) distribution and underwriting capabilities;

• use of electronic efficiencies;

• ability to execute and settle trades efficiently;

• client custodial relationships;

• client reporting and convenience;

• financial stability; and

• general reputation.

No relationship may be initiated with a broker-dealer that is:

• suffering business continuation difficulties that have been publicly reported upon;

• a party to litigation or the subject of government investigation that in the opinion of the Chief Compliance Officer, impacts its ability to perform.

Existing Broker-Dealer Relationships

It is Cross Ledge Investments LLC policy for the managing members to evaluate existing broker-dealer relationships and advisor platforms at least annually, using the assessment factors itemized above.  In addition, a broker relationship will be terminated if it comes to the attention of the Chief Compliance Officer that it is:

• suffering business continuation difficulties that have been publicly reported upon;

• or a party to litigation or the subject of government investigation that in the opinion of the Chief Compliance Officer, impacts its ability to perform.

Procedures

Evaluating a Contemplated Trade –Trade Execution Guidelines

In selecting a broker-dealer for execution of a particular contemplated transaction, portfolio managers should consider the following factors:

• the type of security

• commission and pricing

• if an OTC trade, when the executing broker is acting as agent or principal

• whether it is a new issue

• the size of the contemplated trade

• the security's liquidity and availability

• whether the broker-dealer is an underwriter of the security or follows the security

• the then prevailing market conditions for the security and the market as a whole

• the other costs associated with executing the trade (such as transaction fees and settlement fees)

• the communication skills of the broker-dealer representative assigned to our Firm

Employee Training

The Chief Compliance Officer is responsible for training all existing and new trade staff regarding the Firm's best execution procedures.

Books and Records

As a registered investment adviser, Cross Ledge Investments LLC is required, and as a matter of policy, maintains various books and records on a current and accurate basis which are subject to periodic regulatory examination. Our firm’s policy is to maintain firm and client files and records in an appropriate, current, accurate and well organized manner in various areas of the firm depending on the nature of the records.

Cross Ledge Investments LLC's policy is to maintain required firm and client records and files in an appropriate office of Cross Ledge Investments LLC for the first two years and in a readily accessible facility and location for an additional three years for a total of not less than five years from the end of the applicable fiscal year. Certain records for the firm’s performance, advertising and corporate existence are kept for longer periods. (Certain states may require longer record retention.)

Background

Registered investment advisers, as regulated entities, are required to maintain specified books and records. There are generally two groups of books and records to be maintained. The first group is financial records for an adviser as an on-going business such as financial journals, balance sheets, bills, etc. The second general group of records is client related files as a fiduciary to the firm’s advisory clients and these include agreements, statements, correspondence and advertising, trade records, among many others.

Responsibility

Barry Gladstein, has the overall responsibility for the implementation and monitoring of our books and records policy, practices, disclosures and recordkeeping for the firm.

Procedures

The Chief Compliance Officer is responsible for making certain that the Firm creates and maintains all required books and records specified by the SEC in SEC Rule 204-2.

Establishing New and Revising Existing Policies and Procedures

The establishment of new and revised policies or procedures and the implementation of revisions to existing trade policies and procedures are triggered by:

• Changes in regulatory requirements; and/or

• Changes in Firm operations

The Chief Compliance Officer is responsible for creating or revising both the master electronic version of the policy or procedure and for circulating hard copies of the revision to personnel following these steps:

• Before revising, create a new document from the existing manual chapter containing the policy/procedure to be updated and assign the new version by month/year in the title e.g. "Dec 06"). The superseded version is saved in an archive file on the hard drive as a historic record of the old policy/procedure.

• Prepare a draft of the new policy or procedure or a revision to the existing policy or procedure circulate to senior management for review and approval;

• Upon approval

o Footnote the electronic copy of the procedure by indicating within the footer of the document month and year the revised procedure was implemented.

o Email the revisions to all affected personnel advising them to read the new or updated policy and or procedure, direct comments and questions to the Chief Compliance Officer and acknowledge that they have read the revision by emailing the sender.

o Place the new procedure or the revised procedure in all hard copy binders containing the policies and procedures manual

No new or revised policy or procedure may be implemented without prior approval by the President or the Chief Compliance Officer.

Regulatory Examinations and Regulatory Action

All federally registered investment advisory firms are subject to regulation and periodic examination by the SEC. All regulatory contacts with the SEC must be referred to the Chief Compliance Officer. All regulatory actions initiated or examinations scheduled by the SEC are coordinated by the Chief Compliance Officer.

Document Productions to the SEC

Each regulatory action or examination is preceded by a lengthy document request from the SEC. The document production is coordinated by the Chief Compliance Officer who makes a set of responsive documents for the SEC and a duplicate set for the Firm's records.

Examination Letters or Other Correspondence from the SEC

Upon its conclusion of a regulatory examination, or in connection with a regulatory action, the SEC’s staff prepares a letter to the Firm documenting the SEC's findings and making recommendations for operational and or compliance procedures changes. The Chief Compliance Officer is responsible for coordinating the Firm's response to such correspondence and overseeing the implementation of all required operational and compliance procedural changes.

Maintenance of Examination Books and Records

The Chief Compliance Officer is responsible for maintaining all books and records related to each SEC inquiry or examination, including copies of all correspondence, copies of documents produced to the SEC, any SEC letter and the Firm's response thereto. All SEC related correspondence should be kept indefinitely.

Records

Barry Gladstein, CFA, shall maintain and cause to be maintained in a readily accessible place the following records:

•

A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

•

A record of any violation of Cross Ledge Investments LLC's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•

A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Cross Ledge Investments LLC;

•

A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

•

A list of all persons who are, or within the preceding five years have been, access persons;

•

A record of any decision and reasons supporting such decision to approve a supervised persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Form ADV Parts 1 and 2

Cross Ledge Investments LLC must maintain a current and accurate Form ADV in order to maintain its registration with the SEC. The Form ADV has two parts, Part 1 and Part 2. Form ADV Part 1 is filed electronically with the IARD.

Form ADV Part 2 comprises the Firm's brochure and brochure supplements that are distributed to clients and is the document relied upon most heavily by the SEC in determining the nature of an investment advisor's business. Therefore, it is important that Form ADV Part 2 be kept current at all times. Form ADV Part 2 is filed electronically on lARD. The Firm must provide a copy of Part 2 to each new client and must offer to provide a current Part 2 to all existing clients at least annually.

Rule 13 Form Filings

It is Firm policy to comply with the regulatory form filing requirements of Rule 13 under the Securities and Exchange Act of 1934, as amended.

Form 13F is required to be filed when the Firm exercises investment discretion over accounts holding qualifying Section 13(f) (specified equity) securities that have an aggregate fair market value on the last trading day of any month of any calendar year of at least $100,000,000. [See procedures below for when to file and definition of "qualifying securities."]

A Form 13D or Form 13G is required to be filed in the event the Firm or a client acquires 5% or more of a class of equity securities of an issuer, including a closed-end investment company or a qualifying insurance company. [See procedures below for difference between Form 13D and Form 13G.]

Section 16 Filings -Reporting OS Security Transactions and Holdings

It is Firm policy to comply with the regulatory form filing requirements of Section 16 of the Securities and Exchange Act of 1934, as amended. Section 16 filings are required at such time as the Firm exercises investment discretion or voting power over more than ten percent (10%) of any class of equity securities of a publicly traded company.

Procedures

Form ADV Part 1

The Firm's lARD files and WebCRD are accessible on the internet at https://www.iard.com through use of the Firm's login name and password. The Firm has established an lARD administrator by completing an lARD Entitlement Form and filing it with the lARD.

Any changes to the Firm's electronic entitlements must be made through the filing of an amended IARD Entitlement Form. This Form is also used to entitle additional users.

Annual Amendment and the Daily Account

The Firm is obligated to file a Form ADV Part 1 Annual Update within 90 days of the end of its fiscal year. As the Firm's fiscal year end is December, the annual update is due by the end of March of the following year. The Firm updates its Form ADV Part 1 electronically on the lARD system.

The Firm must have sufficient funds in its lARD Daily Account in order to process its annual amendment. The fee for the annual update is based on the assets under management shown on the previous year's amendment. lARD will not send a bill or notice of the fees due. Log on to www.iard.com and link to "Fees and Accounting" to determine the fee due. The fee should be applied to the Firm's "Daily Account" A check may be sent via overnight mail or U.S. post to the addresses shown on the lARD site. Additionally, online payment capabilities can be set up through the IARD site.

After sending in the payment, determine whether the fees have been deposited to the Firm account by logging on to lARD and from "Fees and Accounting" on the main menu select "Daily Account Information." The Chief Compliance Officer shall check every 3 months to ensure that proper balances are maintained.

Once the funds have been deposited the annual update may be filed. Once logged on to the FINRA site (www.firms.finra.org), navigate to the IARD tab (https://crd.finra.org/Iad/Content/IadMain/crd_iad_IadSiteMap.aspx Select “New Filing” under “Forms – ADV”. Make and submit all necessary changes in the information stated on each page of the Form ADV Part 1

State Notice Filing and the Renewal Account

In order to avoid having federally registered investment advisors register with the individual states in which their clients reside, the lARD system allows advisors to "Notice File" with each state where an advisor has more than an exempted minimum of clients by paying an annual notice filing fee to the applicable state through lARD. The notice and the fee are then transmitted to each designated state and the advisor's Form ADV Part 1 is made available to the state regulators through lARD.

Cross Ledge Investments LLC maintains client accounts for clients who live outside of Pennsylvania. As the Firm acquires additional clients who live in other states, it is required to track these clients and, if exceeding the individual state's exemption requirement (known as the "de minimus" exemption - each state sets its own de minimus exemption level but generally, it is at least five clients in the state), notice will be filed in those states by amending Form ADV Part 1 and paying annual state notice filing fees through the Firm's lARD Renewal Account. Some states do not provide a de minimus exemption and the Firm will have to file notice on acquiring even one client in the state. The notice filing must be made immediately upon exceeding the exemption or in cases where a state does not provide an exemption, upon the acquisition of the first client in that state.

In order to determine the de minimus exemption for each state, log on to www.nasaa.org and on the left hand column, click on "Contact your Regulator". The site provides a list of the securities regulation department for each of the fifty states and you can call the regulator for the state in question and ask for their de minimus rule.

Note: On a quarterly basis, the Firm should review its list of client accounts to determine if a notice filing should be made.

Other than Annual Amendments to Form ADV Part 1

In addition to the annual amendment, SEC Rule 204-1 requires the Firm to update its Form ADV Part 1 promptly if there are changes to the information provided in the following items of the form:

Item 1: Identifying Information and Contact Employee

Item 3: Form of Firm Organization

Item 4: Successions

Item 8: Participation in Client Transactions Item 9: Custody

Item 10: Control Persons Item 11: Disclosures

There is no fee for other than an annual amendment. Any of the following changes require an amendment filing within 30 days:

Form ADV Part 2

Part 2 of the Form ADV is the Firm's primary client disclosure document and must be distributed to all new clients at the time they enter into an investment advisory agreement with the Firm. In addition, the Firm is required to make an offer to all of its existing clients at least annually to provide a current Form ADV Part 2 on request. Part 2A is considered the Firm's "brochure" and must contain all required disclosures to clients. Part 2B contains brochure supplements for clients on all Investment Adviser personnel that provide investment advice and/or maintain contact with a client.

The Chief Compliance Officer reviews the Firm's Form ADV Part 2 at least semi annually and determines if any revisions need to be made. Any of the following changes require immediate revision to the Form ADV Part 2:

• Change of firm address and/or phone number

• Change of investment strategy

• Change of investment advisory personnel

• Change of trade allocation policy

• Change of best execution policy

• Change of fee schedule or fee arrangements

• Change of proxy voting policy

• Additions of other information deemed important to the Firm

State-Required Registration of Investment Advisor Representatives

Although the SEC does not require the registration of individual investment advisor employees, the state of Pennsylvania requires registration of each employee that qualifies as an investment advisor representative.

Registration of investment advisor representatives is done via the filing of a Form U-4. The individual Form U-4 records of registered investment advisor representatives are maintained electronically on WebCRD. The FINRA web site maintains a link for U4 filings (https://firms.finra.org/apps/mi/micommon/fgpage/registrations)

Registration Requirement

Definition of Investment Advisor Representative

Pennsylvania requires registration of the following employees:

"Investment advisor representative" is any person defined as an investment advisor representative by Rule 203A-3 of the Securities and Exchange Commission and who has a place of business in Pennsylvania. [An investment advisor representative is defined in Rule 203A-3 as a supervised person of the investment advisor who has more than five clients who are natural persons (other than qualified clients) and more than ten percent of whose clients are natural persons (other than qualified clients).]

A supervised person is not an investment advisor representative if the supervised person does not on a regular basis solicit, meet with, or otherwise communicate with clients of the investment advisor or provides only impersonal investment advice.

For purposes of the above definition, a qualified client is an individual or couple that:

• Has $750,000 under management with the advisor; or

• The advisor reasonably believes has a net worth of at least $1.5 million; or

• Has a total of least $5 million of investments.

Required Qualifications

Unless otherwise exempted from the examination requirement, registered investment advisor representatives must have successfully passed the Series 65 exam or both the Series 7 and Series 66 exams.

Exam Exemption for Professional Designations

Although still required to register and file a Form U-4, the following investment advisor representatives are exempted from taking the Series 65 exam:

• Chartered Financial Analyst (“CFA”)

• Chartered Financial Consultant (“ChFC”)

• Certified Financial Planner (“CFP”)

• Chartered Investment Counselor (“CIC”)

• Personal Financial Specialist (“PFS”)

Newly Hired Investment Advisor Representatives

Any time a new employee is hired, the Chief Compliance Officer will determine if that person is required to register as an investment advisor representative.

Upon hiring a new employee that is required to register as an investment advisor representative, the Chief Compliance Officer:

Employees with Existing Form U-4 Registration

• Transitions the employee's existing Form U-4 noting Firm as the new employer, making other changes as necessary and requesting state jurisdiction registration as applicable

• Files a copy of the employee's U-4 in the employee's personnel file

• Prints-out a copy of employee's exams and files it in the employee's personnel file

• Subsequently monitors WebCRD to ensure registration follow-through

Employees Without Prior Form U-4 Registration

• Creates an initial Form U-4 filing online on the FINRA -WebCRD/lARD web site (https://firms.finra.org/apps/mi/micommon/fgpage/home) for the employee.

• Files a copy of the employee's U-4 in the employee's personnel file.

• Coordinates the employee's Series 65 exam schedule;

• Prints-out a copy of employee's exams and files it in the employee's personnel file.

• Subsequently monitors WebCRD to ensure registration follow-through.

Amendment of Registered Employees' Forms U-4

Registered employees are required to notify Chief Compliance Officer of changes in home address and the Chief Compliance Officer amends the employees' Form U-4s, as necessary.

Review of Firm and Employee Disclosure Requirements

At least annually, the Chief Compliance Officer monitors lARD for disciplinary disclosure review issues and supervise the resolution of all disclosure inquiries.

Terminated Investment Advisor Representatives

The Chief Compliance Officer files a Form U-5 within 30 days of any registered investment advisor representative leaving the firm.

Maintenance of the Firm's FINRA User Name and Password

The Firm's password expires periodically (usually every 120 days). When accessing FINRA electronically if you receive a message saying that the password is about to expire, notify the Chief Compliance Officer and they will select "Change Password" from the lARD main menu and update the password. If the password expires before updating online, the Chief

Compliance Officer will have to contact FINRA by telephone (telephone number at (301) 590-6500 to reactivate the Firm's use of lARD.

Edgar Filing Under SEC Rule 13

Form 13F –Reports by Institutional Investment Managers

Form 13F must be filed when the Firm's discretionary account holdings of specified Section 13(f) equity securities have an aggregate fair market value on the last trading day of any month of any calendar year of at least $100,000,000.

The Firm must file its first Form 13F for the December quarter of the calendar year during which it first reaches the $100 million filing threshold. The initial Form 13F must be filed within 45 days after the last day of the calendar year. Subsequent filings must be submitted within 45 days after the last day of each of the first three calendar quarters of the subsequent calendar year (March, June and September), even if the market value of the Section 13(f) securities holdings falls below the $100 million level.

Detailed filing instructions are found on the SEC's Division of Investment Management webpage (http://www.sec.gov/about/forms/secforms.htm) under the heading "Form 13F," including instruction regarding the filing of forms on the EDGAR database. Once the Firm sets up its initial Form 13F filing, subsequent filings are a simple matter of updating the initial filing. Information for filing an initial Form 13Fand quarterly amendments on the EDGAR system may be found on the above webpage under the heading "Form 13F."

Form 13F filings must include:

• the name of the issuer and the title, class, and CUSIP number of the security;

• the number of shares or principal amount of the security involved in the transaction;

• whether the transaction was a purchase or sale;

• the per share price or prices at which the transaction was effected;

• the date or dates of the transaction;

• the date or dates of the settlement of the transaction;

• the broker or dealer through whom the transaction was effected;

• the market or markets in which the transaction was effected; and

• such other related information as the Commission, by rule, may prescribe.

Qualifying Exchange 13(f) Securities Defined

Section 13(f) securities are equity securities of a class described in Section 13(d)(1) of the Securities Exchange Act. Generally, the list includes exchange-traded (e.g., NYSE, AMEX) or

NASDAQ-quoted stocks, equity options and warrants, shares of closed-end investment companies, and certain convertible debt securities.

From the SEC's Division of Investment Management webpage (http://www.sec.gov/divisions/investment.shtml) under the heading "Form 13F," there is a link to the current Official List of Section 13(f) Securities (http://www.sec.gov/divisions/investment/13flists.htm). It is updated at the end of each calendar quarter.

Shares of open-end investment companies, i.e., mutual funds, are not included and, therefore, should not be listed on Form 13F. Shares of exchange-traded funds ("ETFs"), however, are on the Official List and should be reported.

Securities that are not on the Official List should not be reported on Form 13F.

Forms 13D and 13G -Reports of Holders of 5% or More Beneficial Ownership of Qualifying Equity Securities.

Form 13D must be filed if the Firm, an employee or a client acquires beneficial ownership of more than 5% of a class of publicly-traded equity securities of a single issuer. [Check the Official List of 13F Securities to determine if 130 filing required.] Form 13D identifies, among other things, background information about the person or entity acquiring the interest, information about past legal or disciplinary proceedings, the aggregate amount of shares beneficially owned, the percent of class represented, the source and amount of funds and the purpose of the transaction. Form 130 presumes the intent of the holding is to influence or change control of the issuer.

Form 13G is an alternative Form to Form 13D that may be used if the Firm, employee or a client acquires a greater than 5% (but not over 20%) beneficial owner of shares that are acquired as a "passive investor," in the ordinary course of business and not for the purpose of changing or influencing control of the issuer. Form 13G requires disclosure of the identity of the reporting persons, the aggregate amount of shares beneficially owned and the percent of class represented.

Advisor must file a Form 13D if, subsequent to filing a Form 13G, it holds or acquires securities with the purpose or effect of changing or influencing control of the issuer or acquires more than a 20% interest in the security.

Form 13D must be filed within 10 days of acquiring greater than 5% beneficial ownership. Amendments for material changes to the information must be filed promptly, as soon as possible. Amendments for a change in investment purpose must be made within 10 days.

A Form 13G must be filed within 45 days after the end of the calendar year in which the Firm, employee or client acquired a greater than 5% beneficial ownership in the security. If the Firm's, employee's or client's beneficial ownership exceeds 10 percent, however, prior to the end of the calendar year, the initial Form 13G has to be filed within 10 days after the end of the first month in which the Firm's, employ's or client's beneficial ownership exceeds 10 percent, computed as of the last day of the month.

Edgar Filings Under Section 16 of the 1934 Act

Section 16 of the Securities and Exchange Act of 1934 applies to any person who is the beneficial owner, directly or indirectly, of more than ten percent of any class of equity securities. Section 16 rules apply to any class of equity securities of an issuer whether or not registered. The rules under Section 16 also apply to non-equity securities as provided by the Public Utility Holding Company Act of 1935 and the Investment Company Act of 1940. The following filings are required:

• Form 3

In general, an advisor that exercises investment discretion or voting power over more than ten percent (10%) of a class of equity securities of a publicly traded company (and thus is a "beneficial owner 'of such securities) may be required to file with the SEC an initial ownership report on Form 3 within ten days after exceeding the ten percent threshold.

• Form 4

Changes in an advisor's/beneficial owner's ownership of securities must be reported on Form 4 before the end of the second business day following the day on which the change occurred. Due to the changes in the filing timeframe for the Form 4, it is possible that a Form 4 may be due before the Form 3 is due. In these situations, the SEC encourages the filer to submit both forms at the same time.

• Form 5

An annual report on Form 5 must be filed by an advisor/beneficial owner with the SEC within forty -five days after the fiscal year by every person who was an insider of a publicly traded company during the entire year to report previously unreported transactions during the year that should have been reported on Form 4 but were not, and certain other transactions that may be reported on Form 5.

Under Section 16, Forms 3, 4 and 5 must be filed electronically via EDGAR.

Maintenance of Books and Records

The Chief Compliance Officer supervises the Firm's compliance with applicable recordkeeping requirements. The Firm maintains the following documents:

7.1 Current and historic versions of the Firm's Forms ADV Parts 1 and 2

• A chronological file is maintained by the Chief Compliance Officer of superseded versions of the Firm’s Form ADV Part 1 and 2.

• Superseded versions of the Firm’s Form ADV Parts 1 and 2 are kept onsite in the office for at least two years before being moved to offsite storage.

7.2 Employee Forms U-4 and U-5.

• Employee Forms U-4 and U-5 are maintained in the employee's employment file

• Employee files are kept onsite in the office for two years after termination before being moved to offsite storage.

7.3 Current and historic versions of the Firm's Form ADV and lARD procedures.

•

A chronological file is maintained by the Chief Compliance Officer of superseded versions of these procedures

•

Superseded versions of the Firm’s privacy policies and procedures are kept onsite in the office for at least 2 years before being moved to offsite storage

Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to the Chief Compliance Officer that they have:

• received a copy of the Code;

• read and understand all provisions of the Code;

• agreed to abide by the Code; and

• reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to the Chief Compliance Officer in writing that they have:

• received a copy of the amendment;

• read and understood the amendment;

• agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to the Chief Compliance Officer that they have:

• read and

• understood all provisions of the Code;

• complied with all requirements of the Code;

• submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact the Chief Compliance Officer regarding any inquiries pertaining to the Code or the policies established herein.

Complaints

As a registered adviser, and as a fiduciary to our advisory clients, our firm has adopted this policy, which requires a prompt, thorough and fair review of any advisory client complaint, and a prompt and fair resolution which is documented with appropriate supervisory review.

Background

Based on an adviser's fiduciary duty to its clients and as a good business practice of maintaining strong and long term client relationships, any advisory client complaints of whatever nature and size should be handled in a prompt, thorough and professional manner. Regulatory agencies may also require or request information about the receipt, review and disposition of any written client complaints.

Responsibility

Cross Ledge Investments LLC's designated officer has the primary responsibility for the implementation and monitoring of the firm's complaint policy, practices and recordkeeping for the firm.

Procedure

Cross Ledge Investments LLC has adopted procedures to implement the firm's policy and reviews to monitor and insure the firm's policy is observed, implemented properly and amended or updated as appropriate, which include the following:

• Cross Ledge Investments LLC maintains a Complaint File for any written complaints received from any advisory clients.

• Any person receiving any written client complaint is to forward the client complaint to Cross Ledge Investments LLC's designated officer.

• If appropriate, the designated officer will promptly send the client a letter acknowledging receipt of the client's complaint letter indicating the matter is under review and a response will be provided promptly.

• The designated officer will forward the client complaint letter to the appropriate person or department, depending on the nature of the complaint, for research, review and information to respond to the client complaint.

• The designated officer will then either review and approve or draft a letter to the client responding to the client's complaint and providing background information and a resolution of the client's complaint. Any appropriate supervisory review or approval will be done and noted.

• The designated officer will maintain records and supporting information for each written client complaint in the firm's complaint file.

Conflicts of Interest and Outside Business Activities

Firm principals and employees are required to avoid any outside activities, interests or relationships that either directly or indirectly conflict with, or create the appearance of the existence of a conflict of interest with their ability to act in the best interests of the Firm and its clients. If a conflict of interest or the appearance of a conflict arises between the interests of the Firm or its clients and the interest of the employee, the interests of the Firm and its clients will prevail. The determination as to the existence or appearance of a conflict is made by the Chief Compliance Officer in his sole discretion.

It is Firm policy that no employee may accept employment or compensation from any other person as a result of any business activity, other than a passive investment, outside the scope of his or her relationship to the Firm, unless he or she has provided prompt written notice to the Firm and receive authorization from the Chief Compliance Officer. Exempted from this requirement are private securities transactions for which the representative or associate person has provided written notice to the Firm, received authorization for and complied with all conditions set, if any.

The following actions are prohibited without the prior written consent of the Chief Compliance Officer:

• Rebating, either directly or indirectly, to any person or entity any part of the compensation received from the Firm as an employee;

• Accepting, either directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee gratuity or other consideration in connection with any transaction on behalf of the Firm or a client account;

• Beneficially owning any security or having, either directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for beneficial ownership of not more that 4.9% of the outstanding securities of any business that is publicity owned; and

• Executing transactions in securities for which any employee or an immediate family member holds a position on the board of directors or any other committee of a publicly traded company.

Confidentiality of Client, Investor and Proprietary Information.  Employees are required to maintain all information regarding client and investor personal information and account activity, and Firm proprietary information in the strictest confidence and to follow all privacy procedures set out elsewhere in this manual at all times.

Regulatory Investment, Disciplinary Enforcement, Litigation

Any employee that becomes the subject of a regulatory investigation, disciplinary enforcement action or litigation, or served with a subpoena, or becomes subject to any judgment, order or arrest, or is contacted by any regulatory authority must immediately inform the Chief Compliance Officer of such.

Entertainment, Gifts and Political Contributions

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with the Firm could call into question the independence of its judgment as a fiduciary of its Clients. Accordingly, it is the policy of the Firm to permit such conduct only in accordance with the limitations stated herein.

The Firm's policies on gifts and entertainment are derived from industry practices. Employees should be aware that there are other federal laws and regulations that prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which is viewed as a form of bribery. If there is any question about the appropriateness of any particular gift, Employees should consult the Chief Compliance Officer. Under no circumstances may a gift to the Firm or any employee be received as any form of compensation for services provided by the Firm or employee.

Accepting Gifts and Entertainment

On occasion, because of an Employee’s position with the Firm, the Employee may be offered, or may receive, gifts or other forms of non-cash compensation from Clients, brokers, vendors, or other persons affiliated with the Firm. Under no circumstances may a gift to the Firm or any employees be received as any form of compensation for services provided by the Firm or employee. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by the Chief Compliance Officer. Gifts of a nominal value (i.e., a single or multiple gifts whose reasonable aggregate value is no more than $300 annually from a single giver), customary business lunches, dinners, entertainment at which both the Employee and the giver are present (e.g., sporting or cultural events), and promotional items( e.g., pens, mugs) with an aggregate annual value that does not exceed $300 may be accepted.

Giving Gifts and Providing Entertainment

Gifts to any Client, broker-dealer, vendor or other person may not be used to effect a rebate or refund of fees, to correct a trade error or to offset any amount otherwise due to the recipient. Employees may not give any gift(s) with an aggregate value in excess of $500 per year to any person associated with a securities or financial organization, including exchanges, broker-dealers or other investment management firms, to members of the news media, or to prospective Clients. With respect to Clients, Employees may not give any gift(s) with an aggregate value in excess of $500 per year. Employees may provide reasonable entertainment to persons associated with securities or financial organizations or Clients or prospective Clients provided that both the Employee and the recipient are present and there is a business purpose for the entertainment. Given that the Firm's business is highly relationship driven, it is anticipated that Employees may entertain the same person multiple times per year. However, Employees should not spend more than $250 per person/per event on business meals on such occasions.

Solicitation of Gifts

All solicitation of entertainment, gifts or gratuities from any Client, broker-dealer, vendor or other person is unprofessional and is strictly prohibited.

Client Complaints

Employees may not make any payments or other account adjustments to Clients in order to resolve any type of complaint. All such matters must be handled by the Chief Compliance Officer.

ERISA Considerations

ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money, and anything of value that are given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and therefore unlawful under ERISA. In addition, many public employee benefit plans are subject to similar restrictions. Employees should never offer gifts, entertainment, or other favors for the purpose of influencing ERISA Client or prospective Client decision-making. Similarly, Employees should not accept gifts, entertainment or other favors offered by others who wish to do business with the Firm or its ERISA Clients.

Political Contributions

The SEC has stated that investment advisers who seek to influence the award by public entities of advisory contracts by making political contributions to public officials have compromised their fiduciary duty to such entities. Therefore, the Firm will not make any political contributions, whether in the U.S. or to non-U.S. officials.

Review of Employee Communications

All employee written correspondence related to the Firm's business, and in particular client correspondence is subject to review by the Chief Compliance Officer. The Firm is required to maintain records of all employee correspondence relating to clients, client accounts, client account transactions and proprietary account transactions.  In addition, the Firm is required to monitor employee trading activities and compliance with the Firm's conflict of interest and insider trading policies and procedures. Consequently, it is Firm policy to randomly review and/or archive all employee communications, including email and other forms of electronic communication for compliance purposes.

Employees are admonished that unless and until the Firm has subscribed to an instant messaging archiving service, they are not permitted to communicate with clients or other third parties via instant messaging or other personal, hand held electronic messaging devices regarding any Firm business. Employees are further admonished that they may not communicate with Firm clients regarding any firm business via any personal, non-Firm email account.

The Firm has adopted an email archiving system for all email. Email is subject to review and storage by the Chief Compliance Officer regardless of its nature as personal or work related. Employees are advised that they should have no expectation of privacy regarding personal communications that are sent or received via email.

Procedures

The Firm and its employees are fiduciaries to Firm clients and investors. If a conflict or the appearance of a conflict, between the interests of the Firm or its clients and investors and the interest of the employee arises, the employee must immediately notify the Chief Compliance Officer who will take the matter under consideration, conduct any necessary investigation into the conflict or potential conflict and make a determination of what steps are to be taken. The interests of the Firm and its clients and investors will prevail over the interests of the employee. The determination as to the existence or appearance of a conflict of interest is made by the Firm in its sole discretion.

The Chief Compliance Officer will maintain record of all conflicts and potential conflicts identified, including the ultimate resolution of the conflict and the basis therefore.

Outside Business Activities

Prompt written notice of an outside activity by an affected employee is required that includes the following information:

• Name, address, and telephone number of the outside employer or person or entity paying the compensation;

• A description of the nature of the outside business activity;

• An exact description of the services to be provided by the employee;

• The amount of compensation to be paid, if any; and

• The anticipated duration of the outside business activity.

Entertainment, Gifts and Political Contributions

Entertainment and Gifts

The giving or receiving of any gifts or entertainment to or from anyone person with value exceeding $100 must be reported to the Chief Compliance Officer, who will maintain a log of such gifts and entertainment in the form accompanying these procedures. If an Employee receives or is offered, or wishes to provide, any such gift or entertainment, the Employee must seek the guidance of the Chief Compliance Officer to determine whether the Employee will be permitted to accept or keep, or to provide, the gift or entertainment.

Expense Reports

The Chief Compliance Officer shall review all reports or other documentation regarding employee expense reimbursement annually to monitor compliance with this policy.

Corporate Records

As a registered investment adviser and legal entity, Cross Ledge Investments LLC has a duty to maintain accurate and current “Organization Documents.” As a matter of policy, Cross Ledge Investments LLC maintains all Organization Documents, and related records at its principal office. All Organization Documents are maintained in a well-organized and current manner and reflect current directors, officers, members or partners, as appropriate. Our Organization Documents will be maintained for the life of the firm in a secure manner and location and for an additional three years after the termination of the firm.

Background

Organization Documents, depending on the legal form of an adviser, may include the following, among others:

• Articles of Incorporation, By-laws, etc (for corporations)

• Agreements and/or Articles of Organization (for limited liability companies)

• Partnership Agreements and/or Articles (for partnerships and limited liability partnerships)

• Charters

• Minute Books

• Stock certificate books/ledgers

• Organization resolutions

• Any changes or amendments of the Organization Documents

Responsibility

Marshall Bassett, and Barry Gladstein, CFA, have the responsibility for the implementation and monitoring of our Organization Documents policy, practices, and recordkeeping.

Procedure

Cross Ledge Investments LLC has adopted procedures to implement the firm's policy and reviews to monitor and insure the firm's policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

• Cross Ledge Investments LLC's designated officer will maintain the Organization Documents in Cross Ledge Investments LLC's principal office in a secure location.

• Organization Documents will be maintained on a current and accurate basis and periodically reviewed and updated by the designated officer so as to remain current and accurate with Cross Ledge Investments LLC's regulatory filings, among other things.

Custody

In general, Cross Ledge Investments LLC does not custody client funds or securities. All clients are required to establish custodial accounts with a broker dealer, bank or other qualified custodian.

Procedures

The Firm must verify that all qualified custodians of client assets send account statements directly to the client, no less than quarterly, showing all funds and securities held by the custodian and all transactions in the account, including the payment to the Firm of its investment management fees.

Prohibited Practices

• Have signatory power over any client's checking account;

• Have the power to unilaterally wire funds from a client's account to non like titled account of the same client; (wiring funds from one client account to the same client account at a different custodian is acceptable)

• Hold any client's securities or funds in his, her or its name at any financial institution;

• Physically hold cash or securities of any client;

• Have an unlimited general power of attorney over a client's account;

• Hold client assets through any of Firm affiliates;

• Receive the proceeds from the sale of client securities or interest or dividend payments made on a client's securities or check payable to the firm except if intended by the client as payment or advisory fees and documented in writing;

• Act as a trustee or executor for any advisory client trust or estate.

Inadvertent Receipt of Client Assets

No Firm personnel may accept cash, checks, money orders, stock certificates or any other assets from a client. The Firm's receipt of a client’s third party check made payable to a custodian does not confer "custody" of client assets, but the check should be forwarded to the custodian as soon as possible.

In the event client assets are inadvertently sent to the Firm, the Chief Compliance Officer must be informed immediately and the following steps taken on the same or next business day, but not later than the third business day from receipt, and documented:

1. Determine from whom the assets were received, whether client or client relative or representative, custodian or issuer.

2. Telephone the sender of the assets and inform them that the Firm cannot accept the assets and make arrangements to return them.

3. If the sender requires assistance in obtaining an address for the proper recipient (either the client or the client's custodian), provide current address information.

4. Return the assets to the sender by one of the following methods:

a. Messenger (obtain delivery confirmation)

b. Overnight Delivery (obtain delivery confirmation)

c. First class mail, return receipt requested, insured.

Do not undertake to forward the assets to the proper recipient. They must be returned to the sender.

Data Security

CLI depends upon its computers and the information they process to support its business and maintain its competitive advantage. The protection of these computers systems and data is so critical to the firm's success that every employee must be alert to possible risks and the security measures to protect against misuse.

Breaches of security and misuse of data are treated by CLI as serious offenses. Persons involved in activities such as “hacking” into servers and databases, sabotage of web sites, malicious destruction of data or protocols, unauthorized programming, use of systems or data for non-corporate purposes will be swiftly disciplined and, if warranted, referred to appropriate authorities for further action.

Responsibility of Every Employee. Whenever an employee notices what appears to be improper use of the firm’s computers or data, he or she should notify his or her supervisor at once. No employee shall divulge information from the firm's computers to any unauthorized persons.

How Users Protect Their Passwords. Since users are responsible for all activities associated with their passwords, they must prevent other people from accessing firm computer systems with their passwords. Therefore, all passwords must be kept secret. CLI computers will be configured so as not to allow access until the correct password is entered. This means that any activity on the computer is the responsibility of the owner of the associated password.

Ownership of Information. All information maintained, produced, or otherwise residing on CLI computer systems and/or files are the property of CLI.  All computer systems, programs, data, and other information developed, for whatever purpose, by employees of the firm are deemed to have been prepared for the firm. All rights in such systems, programs, data and other information shall belong exclusively to CLI and no employee shall have any rights whatsoever in them.

No employee is to be considered the owner of such material and may not treat it in any way that might adversely affect the firm. This includes revealing such information or disseminating it to unauthorized persons or in a manner that allows it to be accessed by unauthorized persons.

Disaster Recovery

As part of its fiduciary duty to its clients and as a matter of best business practices, Cross Ledge Investments LLC, has adopted policies and procedures for disaster recovery and for continuing Cross Ledge Investments LLC's business in the event of an emergency or a disaster.

These policies are designed to allow Cross Ledge Investments LLC to resume providing service to its clients in as short a period of time as possible. These policies are, to the extent practicable, designed to address those specific types of disasters that Cross Ledge Investments LLC might reasonably face given its business and location.

Background

Since the terrorist activities of 9/11/2001, all advisory firms need to establish written disaster recovery and business continuity plans for the firm’s business. This will allow advisers to meet their responsibilities to clients as a fiduciary in managing client assets, among other things. It also allows a firm to meet its regulatory requirements in the event of any kind of an emergency or disaster, such as a bombing, fire, flood, earthquake, power failure or any other event that may disable the firm or prevent access to our office(s).

Responsibility

Barry Gladstein, is responsible for maintaining and implementing Cross Ledge Investments LLC's Disaster Recovery and Business Continuity Plan.

Procedure

Cross Ledge Investments LLC has adopted various procedures to implement the firm’s policy and reviews to monitor and insure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

Recovery Policy:

Cross Ledge Investments LLC is responsible for documenting computer back-up procedures, i.e., frequency, procedure, person(s) responsible, etc. Cross Ledge Investments LLC is responsible for designating back-up storage locations(s) and persons responsible to maintain back-up data in separate locations. Cross Ledge Investments LLC is responsible for identifying and listing key or mission critical people in the event of an emergency or disaster, obtaining their names, addresses, e-mail, fax, cell phone and other information and distributing this information to all personnel.

Cross Ledge Investments LLC is responsible for designating and arranging for “hot,” “warm,” or home site recovery location(s) for mission critical persons to meet to continue business, and for obtaining or arranging for adequate systems equipment for these locations. Cross Ledge Investments LLC is responsible for establishing back-up telephone/communication system for clients, personnel and others to contact the firm and for the firm to contact clients.  Cross Ledge Investments LLC is responsible for determining and assessing back-up systems for key vendors and mission critical service providers.

Cross Ledge Investments LLC is responsible for conducting periodic and actual testing and training for mission critical and all personnel. Cross Ledge Investments LLC's disaster recovery systems will be tested periodically. Cross Ledge Investments LLC's Disaster Recovery Plan will be reviewed periodically, and on at least an annual basis, by the Disaster Recovery Team.

Policy

It is Firm policy to maintain a current contingency plan/disaster response and recovery plan at all times and to ensure that Firm personnel are trained to respond to any disaster in accordance with adopted procedures. In the event of a disaster, it is Firm policy to safeguard employees, ensure that client account records are protected, to minimize risk to Firm employees and facilities and to resume the business of the Firm in as quickly and orderly a manner as possible.

Procedures

Death or Incapacity of a Managing Member

In the event of the death or incapacity of one of the firm’s Managing Members, in a timely fashion the remaining partners of Cross Ledge Investments LLC will:

• Give clients notice of the demise/incapacity of the Managing Member

• Explain to the clients the redundancy in process and investment philosophy and assure clients that the same level of care and fiduciary duty will be practiced at the firm even in absence of the managing member.

• Assist clients in transitioning to another advisor or elsewhere should the clients decide to transfer assets to another firm;

Disaster Readiness

Offsite Maintenance of Disaster Recovery Plan

A current copy of these policies and procedures are distributed to each staff member at least annually. Staff members are required to keep a current version in an offsite location so that they will be accessible in the event of a disaster or other emergency.

Protection of Electronic Data Systems

All Firm employees are required to save their computer data to the Windows server and not to their individually assigned desktop computer's hard drive. This information is accessible from any internet connection remotely.

Access to Client Account Data

In the event that a disaster destroys the office computer system, all client portfolio records can be accessed remotely through internet connections with the client custodians and/or the firm’s cloud based file storage system.

Client Account Records

In the event hard copy records stored in the Firm's offices are destroyed, the Firm has verified with each client custodian that client account records will be made available to the Firm online, for download directly from the custodian's database.

Protection of Hard Copy Records

It is the practice of the Firm to scan and keep all relevant documents in ‘soft copy’ form to ensure proper back up and security of information.

Essential Firm Documents

Cross Ledge Investments LLC maintains a binder containing copies of the Firm's primary and essential business documents, including licenses, registrations and other corporate documentation. Additional electronic copies of these documents are maintained by Cross Ledge Investments LLC online.

Client Account Files

Soft copy documentation relating to each Cross Ledge Investments client is maintained in an individual client account file. These account files contain new account documentation, client correspondence, client quarterly reports and other client documents. These documents are maintained on the Firm's computer network and are backed up electronically at ColoSolutions, the firm’s server host.

General Business Files

The Office Administrator maintains a current contact record of the Firm's legal, accountancy, compliance and other professional advisors on the Custodian and Vendor Emergency Contact List (see below) in an offsite location. In addition, the Chief Compliance Officer keeps copies of the Firm's annual financial statement and a record of each of the Firm's bank accounts, including bank contact information in an offsite location.

Relocation of Operations / Temporary Facilities

To the extent possible, all Firm operations will be moved to a suitable temporary location until the Firm's offices are restored or new office space is available. In the event this temporary location is impacted by the disaster and unsuitable for the relocation, we will attempt to move Firm's operations to a location outside of the affected area.

Recovery Effort at Impacted Location

The Chief Compliance Officer will coordinate the Firm's insurance claim with respect to the Firm's impacted primary location and will coordinate the Firm's business data and property salvage recovery operations.

Resumption of Trading

Until full electronic trading capabilities are restored at the Firm's primary offices or until they are fully enabled at the temporary facility, the portfolio managers will effect client transactions from their residences.

Coordination of Communications

All disaster recovery coordination will be conducted by the Supervisor or in his absence by the Chief Compliance Officer.

Communications with Employees

In the event of a disaster, all employees are required to call into the Chief Compliance Officer 609-405-2909 within one hour of a disaster. In the event a staff member does not call in within one hour of a disaster, the Office Administrator, or other person designated, will use the employee contact information to contact the employee and/or the employee's designated emergency contact.

Communications with Emergency Response Vendors

The Chief Compliance Officer is responsible for maintaining a current Government and Utility Emergency Contact list for the Firm (form accompanying these procedures). The accuracy of the contact information on the current list is verified on a quarterly basis.

The Chief Compliance Officer or other designated staff person will contact all necessary emergency response teams, which may include, emergency medical, police, fire, water department, telephone service provider, property management company, casualty insurance provider and the like.

Chief Compliance Officer Communications with Clients

Prompt client communications are vital to reassuring clients of the safety of their assets and of the ongoing viability of the Firm.

The Chief Compliance Officer maintains a current list of contact information for all clients. Once staff safety issues are stabilized and the office premises are secured or an alternate location established, the President and Chief Compliance Officer, and other designated staff will contact all Cross Ledge Investments LLC clients, apprise them of the disaster recovery effort, and provide them with alternate contact information, when available. Client contact will be via telephone, email, fax or mail as required by the circumstances.

Communications with Vendors

The Chief Compliance Officer maintains a current list of contact information for all major vendors of the Firm -the Custodian and Vendor Emergency Contact List (form accompanying these procedures). The accuracy of the contact information on the current list is verified on a quarterly basis. The President and Chief Compliance Officer will prioritize vendor contacts as required.

Employee Training

The Chief Compliance Officer is responsible for training all existing and new trade staff regarding the Firm’s disaster recovery procedures. Such training included participation in building fire drills and overseeing the maintenance of emergency provisions in the office.

Disclosure Document Policy

Cross Ledge Investments LLC, as a matter of policy, complies with relevant regulatory requirements and maintains our Disclosure Document on a current and accurate basis. Our firm's Disclosure Document provides information about the firm’s advisory services, business practices, professionals, policies and any actual and potential conflicts of interest, among other things.

Background

As a registered investment adviser, Cross Ledge Investments LLC has a duty to comply with the disclosure document delivery requirements of Rule 204-3(a) under the Advisers Act, or similar state regulations. An adviser's Disclosure Document may be Form ADV Part 2 or another document containing all of the information required by Form ADV Part 2.

Responsibility

Barry Gladstein, CFA, has the responsibility for maintaining Cross Ledge Investments LLC's Disclosure Document on a current and accurate basis, making appropriate amendments and filings, ensuring initial delivery of the Disclosure Document to new clients, sending the annual client offer of the Disclosure Document and maintaining all appropriate files.

Procedure

Cross Ledge Investments LLC has adopted various procedures to implement the firm’s policy and reviews to monitor and insure the firm’s disclosure document policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

1. Initial Delivery

(i) A representative of Cross Ledge Investments LLC will provide a copy of the firm’s current Disclosure Document to each prospective client either: at the time of entering into an advisory agreement with a client; or, not less than 48 hours prior to entering into an advisory agreement with a client.

(ii) The Compliance Officer will maintain dated copies of all Cross Ledge Investments

LLC's complete Disclosure Documents so as to be able to identify which Disclosure Document was in use at any time.

2. Annual Offer/Delivery

(i) Cross Ledge Investments LLC will send a notice (Annual Offer) to all current advisory clients once each year, offering a current copy of the firm’s Disclosure Document. Annual Offers will inform clients that Cross Ledge Investments LLC will deliver its current disclosure to clients, upon client request.

(ii) Cross Ledge Investments LLC will maintain an “Annual Offer File” for each calendar year which will include:

1. a sample copy of the Annual Offer,

2. a copy of the Disclosure Document offered to clients for the particular year,

3. a list of the names and addresses of the clients to whom Cross Ledge Investments LLC sent an Annual Offer,

3. copies of Cross Ledge Investments LLC's letters to clients sending the Disclosure

Document, which will be sent within seven days of the receipt of any client request.

4. Review and Amendment

(i.) The designated officer will review the firm’s complete Disclosure Document on a periodic basis to maintain the Disclosure Document on a current and accurate basis and to properly reflect and be consistent with the firm’s current services, business practices, fees, investment professionals, affiliations and conflicts of interest, among other things.

(ii.) When changes or updates to the Disclosure Document are necessary or appropriate, the designated officer will make any and all disclosure document amendments timely and promptly and maintain records of the filings and amendments.

E-Mail and Other Electronic Communications

Cross Ledge Investments LLC's policy provides that e-mail, instant messaging, and other electronic communications are treated as written communications and that such communications must always be of a professional nature.

Our policy covers electronic communications for the firm, to or from our clients, and includes any personal e-mail communications within the firm.  Also, all firm and client related electronic communications must be on the firm’s systems, and use of personal e-mail addresses or other personal electronic communications for firm or client communications is prohibited.

The Books and Records rule (Rule 204-2(a)(7)) provides that specific written communications must be kept including those relating to

• Investment recommendations or advice given or proposed;

• Receipt or delivery of funds or securities; and

• Placing and execution of orders for the purchase or sale of securities.

Procedure

Cross Ledge Investments LLC has adopted procedures to implement the firm’s policy and reviews to monitor and insure that the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

• Our firm’s e-mail policy has been communicated to all persons within the firm and any changes in our policy will be promptly communicated.

• E-mails and any other electronic communications relating to the firm’s advisory services and client relationships will be maintained and monitored by the Chief Compliance Officer and the President on an on-going or periodic basis through appropriate software programming or sampling of e-mail, as the firm deems most appropriate based on the size and nature of our firm and our business.

• Electronic communications records will be maintained and arranged for easy access and retrieval so as to provide true and complete copies with appropriate backup and separate storage for the required periods.

• Electronic communications will be maintained in electronic media, with printed copies if appropriate, for a period of two years on-site at our offices and at an off-site location for an additional three years.

ERISA

Cross Ledge Investments LLC may act as an investment manager for advisory clients which are governed by the Employment Retirement Income Security Act (ERISA). As an investment manager and a fiduciary with special responsibilities under ERISA, and as a matter of policy, Cross Ledge Investments LLC is responsible for acting solely in the interests of the plan participants and beneficiaries. Cross Ledge Investments LLC's policy includes managing client assets consistent with the “prudent man rule,” exercising proxy voting authority if not retained by a plan fiduciary, maintaining any ERISA bonding that may be required, and obtaining written investment guidelines/policy statements, as appropriate.

Background

ERISA imposes duties on investment advisers that may exceed the scope of an adviser’s duties to its other clients. For example, ERISA specifically prohibits certain types of transactions with ERISA plan clients that are permissible (with appropriate disclosure) for other types of clients. Under Department of Labor guidelines, when the authority to manage plan assets has been delegated to an investment manager, the manager has the authority and responsibility to vote proxies, unless a named fiduciary has retained or designated another fiduciary with authority to vote proxies. In instances where an investment manager's client agreement is silent on proxy voting authority, the investment manager would still have proxy voting authority. (Plan document provisions supersede any contractual attempt to disclaim proxy authority. In the event, plan documents are silent and an adviser's agreement disclaims proxy voting, the responsibility for proxy voting rests with the plan fiduciary(s). In certain instances, the Internal Revenue Code may impose requirements on non-ERISA retirement accounts that may mirror ERISA requirements.

In March 2006, the DOL issued new guidance for employers, including advisers, to file annual reports (LM-10) to disclose financial dealings, including gifts and entertainment, with representatives of a union subject to a $250 de minimis.

Union Officers and employees have a comparable reporting obligation (Form LM-30) to report any financial dealings with employers, including the receipt of any gifts or entertainment above the de minimis amount.

Responsibility

Marshall Bassett, and Barry Gladstein, CFA, have responsibility for the implementation and monitoring of our ERISA policy, practices, disclosures and recordkeeping.

Procedure

Cross Ledge Investments LLC has adopted various procedures to implement the firm’s policy and reviews to monitor and insure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

• On-going awareness and periodic reviews of a client’s investments and portfolio for consistency with the “prudent man rule.”

• A designated person or proxy committee for overseeing that any proxy voting functions is properly met and that ERISA plan client proxies are voted in the best interests of the plan participants.

• On-going awareness and periodic review of any client’s written investment policy statement/guidelines so as to be current and reflect a client’s objectives and guidelines.

• Maintain and renew on a periodic basis any ERISA bonding that may be required.

• Monitor for and make any annual DOL filings (from LM-10) for reporting financial dealings with union representatives.

Insider Trading

All employees are forbidden from trading, either personally or on behalf of others on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to every employee and extends to activities within and outside their duties at Cross Ledge Investments. Any questions regarding this policy should be referred to the CCO.

Background

The term “insider trading” is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communicate material nonpublic information to others. While the law concerning insider trading is not static, it is currently understood that the law generally prohibits:

(a) trading by an insider, while in possession of material nonpublic information;

(b) trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

(c) communicating material nonpublic information to others.

1.

What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.  Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities.  No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.  For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities.  Information about a significant order to purchase or sell securities may, in some contexts, be material.  Prepublication information regarding reports in the financial press also may be material.  For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about the Wall Street Journal’s “Heard on the Street” column.

2.

What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace.  For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Procedures

Identifying Inside Information

•

Before executing any trade for yourself or others, you must determine whether you have access to material, nonpublic information.  If you think that you might have access to material, nonpublic information, you should take the following steps:

•

Report the information and proposed trade immediately to the Chief Compliance Officer

•

Do not purchase of sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm

•

Do not communicate the information inside or outside the firm, other than to the Chief Compliance Officer

•

After the Chief Compliance Officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts.  The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues arise, however, when, in the course of these contacts, a person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors.  In such situations, Cross Ledge Investments must make a judgment as to its further conduct.  To protect yourself, your clients and the firm, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons:  First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities.  Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).  Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.  Supervised persons of Cross Ledge Investments and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

Restricted/Watch Lists

Although Cross Ledge Investments does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The Chief Compliance Officer may place certain securities on a “restricted list.”  Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed.  Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list.  The Chief Compliance Officer shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

The Chief Compliance Officer may place certain securities on a “watch list.”  Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list.  The list will be disclosed only to the Chief Compliance Officer and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Investment Processes

As a registered adviser, and as a fiduciary to our advisory clients, Cross Ledge Investments LLC is required, and as a matter of policy, obtains background information as to each client's financial circumstances, investment objectives, investment restrictions and risk tolerance, among many other things, and provides its advisory services consistent with the client's objectives, etc. based on the information provided by each client.

Background

The U.S. Supreme Court has held that Section 206 (Prohibited Activities) of the Investment Advisers Act imposes a fiduciary duty on investment advisers by operation of law (SEC v. Capital Gains Research Bureau, Inc., 1963). Also, the SEC has indicated that an adviser has a duty, among other things, to ensure that its investment advice is suitable to the client's objectives, needs and circumstances, (SEC No-Action Letter, In re John G.

Kinnard and Co., publicly available 11/30/1973). Every fiduciary has the duty and a responsibility to act in the utmost good faith and in the best interests of the client and to always place the client's interests first and foremost.

As part of this duty, a fiduciary and an adviser with such duties, must eliminate conflicts of interest, whether actual or potential, or make full and fair disclosure of all material facts of any conflicts so a client, or prospective client, may make an informed decision in each particular circumstance.

Responsibility

The firm's investment professionals responsible for the particular client relationship have the primary responsibility for determining and knowing each client's circumstances and managing the client's portfolio consistent with the client's objectives. Cross Ledge Investments LLC's designated officer has the overall responsibility for the implementation and monitoring of our investment processes policy, practices, disclosures and recordkeeping for the firm.

Procedure

Cross Ledge Investments LLC has adopted procedures to implement the firm's policy and reviews to monitor and insure the firm's policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

• Advisory clients may have and provide written investment policy statements or written investment guidelines that the firm reviews, approves, and monitors as part of the firm's investment services, subject to any written revisions or updates received from a client.

• Cross Ledge Investments LLC provides the firm's Form ADV Part II to all prospective clients which discloses the firm's advisory services, fees, conflicts of interest and portfolio/supervisory reviews and investment reports provided by the firm to clients.

• Cross Ledge Investments LLC may provide periodic reports to advisory clients which include important information about a client's financial situation, portfolio holdings, values and transactions, among other things. The firm may also provide performance information to advisory clients about the client's performance, which may also include a reference to a relevant market index or benchmark.

• Investment professionals may also schedule client meetings on a periodic basis, or request basis, to review a client's portfolio, performance, market conditions, financial circumstances, and investment objectives, among other things, to confirm the firm's investment decisions and services are consistent with the client's objectives and goals. Documentation of such reviews should be made in the client file.

• Client relationships and/or portfolios may be reviewed on a more formal basis on a quarterly or other periodic basis by designated supervisors or management personnel.

Performance

Cross Ledge Investments LLC, as a matter of policy and practice, prepares and distributes investment performance information relating to the investment performance of the firm and its advisory clients. Performance information is treated as advertising / marketing material and designed to obtain new advisory clients and to maintain existing client relationships. Cross Ledge Investments LLC's policy requires that any performance information material must be truthful and accurate, prepared and presented in a manner consistent with applicable rules and regulatory guidelines, and reviewed and approved by a designated officer.  Cross Ledge Investments LLC's policy prohibits any performance information or materials that may be misleading, fraudulent, deceptive and/or manipulative.

Background

An investment adviser's performance information is included as part of a firm's advertising practices which are regulated by the SEC under Section 206 of the Advisers Act, which prohibits adviser from engaging in fraudulent, deceptive, or manipulative activities. The manner in which investment advisers portray themselves and their investment returns to existing and prospective clients is highly regulated. These standards include how performance is presented. SEC Rule 206(4)-1 proscribes various advertising practices of investment advisers as fraudulent, deceptive or manipulative and various SEC no-action letters provide guidelines for performance information.

Responsibility

Barry Gladstein, CFA, has the responsibility for implementing and monitoring our policy for the preparation, presentation, review and approval of any performance information to insure any materials are consistent with our policy and regulatory requirements. This designated person is also responsible for maintaining, as part of the Cross Ledge Investments LLC's books and records, copies of all performance materials, including the supporting records to demonstrate the calculation of any performance information for the entire performance information period consistent with applicable recordkeeping requirements, as well as records of reviews and approvals.

Procedure

Cross Ledge Investments LLC has adopted procedures to implement the firm’s policy and reviews to monitor and insure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

• All performance information and materials must be reviewed and approved prior to use by a designated officer, the CIO or another officer of the firm, who is familiar with applicable rules and standards for performance advertising.

• Each employee is responsible for ensuring that approved materials are not used or modified without the express written authorization of the designated officer.

• The designated officer is responsible for maintaining copies of any performance materials and supporting documentation for the calculation of performance materials.

Personal Securities Transactions

In no event will employees effect transactions in their own account ahead of or to the disadvantage of a client.

Subject to the exceptions below, Covered Personnel must make a written request and receive approval by the CCO, or his designee, before purchasing Securities for their own accounts.  Any approval provided is effective until the close of business on the trading day after the approval is granted.  In the event that an order for the Personal Securities Transaction is not placed within that time period, a new authorization must be obtained.  If the order for the transaction is placed but not executed within that time period, no new authorization is required unless the person placing the original order amends the order.

Exempted Transactions

•

Given the current size of the firm, firm transactions on behalf of clients typically have an immaterial effect on public market trading valuations.  Therefore, securities with a market capitalization in excess of $5 billion and average daily trading volume in excess of 50,000 shares for the past ten trading days are exempt.  In addition;

•

Purchases or Sales of options contracts on a broad-based market index;

•

Purchases or Sales of Securities effected in any account in which the applicable person has no Beneficial Ownership;

•

Purchases or Sales of Securities which are non-volitional on the part of either applicable person (for example, transactions by non-affiliated persons with discretionary authority over the assets of Covered Personnel when exercising such discretion; or the receipt of stock dividends);

•

Purchases of Securities made as part of automatic dividend reinvestment plans; and

•

Purchases of Securities made as part of an employee benefit plan involving the periodic purchase of company stock or mutual funds.

Initial Public Offerings (IPOs) and Private Placements

Private Placements – Any Securities Transactions in a private placement must be authorized by the Chief Compliance Officer, in writing, prior to the transaction. In connection with a private placement acquisition, the Chief Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a client, and whether the opportunity is being offered to the Employee by virtue of the Employee’s position with the Adviser. If the private placement acquisition is authorized, the Chief Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization. Employees who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Employee takes part in any subsequent investment in the same issuer. In such circumstances, the determination to purchase Securities of that issuer on behalf of a client will be subject to an independent review by personnel of the Adviser with no personal interest in the issuer.

IPOs – Employees are prohibited from acquiring any Securities in an initial public offering without the prior written approval of the Chief Compliance Officer. This restriction is imposed in order to preclude any possibility of an Employee profiting improperly from the Employee’s position with the Adviser. If the initial public offering is authorized, the Chief Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization.

Personal Securities Holding and Transaction Reports

NOTE: Covered Personnel can satisfy the requirements of this Subsection pertaining to Holding Reports and Transaction Reports by making arrangements for duplicate copies of monthly account statements and trade confirmations on all of their brokerage and securities accounts to be sent to the Firm – attention to the CCO, or his designee.

On a quarterly basis Covered Personnel shall acknowledge to the CCO or his designee that during the period, he/she (i) has not purchased or sold any securities not listed on the below reports; (ii) has not opened a securities brokerage account during the period which has not been reported, and (iii) agrees to notify the Firm if he/she opens a personal securities account which has not otherwise been disclosed to the Firm.

Holding Reports

Covered Personnel, no later than 1) 10 days after a person becomes subject to the provisions of this Code; and 2) annually each February, must provide the below information:

•

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

•

The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and

•

The date the access person submits the report.

Such information shall be current as of a date no more than 45 days prior to them becoming subject to the provisions of this Code applicable to Covered Personnel; or in relation to the annual requirement, current as of a date no more than 45 days prior to the date the report was submitted.

Following submission of these holding reports the CCO, or his designee, will review each report for any violation of this Code.

Transaction Reports

Covered Personnel shall submit Security transaction reports to the CCO, or his designee, no later than 30 days after the end of each calendar quarter, a report showing all transactions during the quarter.

Each transaction report must contain the following information about each Security transaction, other than excluded securities, in which the Covered Personnel had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

•

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Security involved;

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The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•

The price of the Security at which the transaction was effected;

•

The name of the broker, dealer or bank with or through which the transaction was effected; and

•

The date the access person submits the report.

Following submission of these transaction reports the CCO, or his designee, will review each report for any violation of this Code.

Privacy

As a registered investment adviser, Cross Ledge Investments LLC must comply with SEC Regulation S-P (or other applicable regulations), which requires registered advisers to adopt policies and procedures to protect the “nonpublic personal information” of natural person consumers and customers and to disclose to such persons policies and procedures for protecting that information. Nonpublic personal information includes nonpublic “personally identifiable financial information” plus any list, description or grouping of customers that is derived from nonpublic personally identifiable financial information. Such information may include personal financial and account information, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Cross Ledge Investments LLC to clients, and data or analyses derived from such nonpublic personal information.

Background

The purpose of these privacy policies and procedures is to provide administrative, technical and physical safeguards which assist employees in maintaining the confidentiality of nonpublic personal information collected from the consumers and customers of an investment adviser. All nonpublic information, whether relating to an adviser's current or former clients, is subject to these privacy policies and procedures. Any doubts about the confidentiality of client information must be resolved in favor of confidentiality.

Responsibility

Barry Gladstein, is responsible for reviewing, maintaining and enforcing these policies and procedures to ensure meeting Cross Ledge Investments LLC's client privacy goals and objectives while at a minimum ensuring compliance with applicable federal and state laws and regulations. Barry Gladstein may recommend to the President any disciplinary or other action as appropriate. Barry Gladstein is also responsible for distributing these policies and procedures to employees and conducting appropriate employee training to ensure employee adherence to these policies and procedures.

Procedures

Cross Ledge Investments LLC has adopted various procedures to implement the firm's policy and reviews to monitor and insure the firm's policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

Non-Disclosure of Client Information

Cross Ledge Investments LLC maintains safeguards to comply with federal and state standards to guard each client's nonpublic personal information. Cross Ledge Investments LLC does not share any nonpublic personal information with any nonaffiliated third parties, except in the following circumstances:

• As necessary to provide the service that the client has requested or authorized, or to maintain and service the client's account;

• As required by regulatory authorities or law enforcement officials who have jurisdiction over Cross Ledge Investments LLC, or as otherwise required by any applicable law; and

• To the extent reasonably necessary to prevent fraud and unauthorized transactions.

Employees are prohibited, either during or after termination of their employment, from disclosing nonpublic personal information to any person or entity outside Cross Ledge Investments LLC, including family members, except under the circumstances described above. An employee is permitted to disclose nonpublic personal information only to such other employees who need to have access to such information to deliver our services to the client.

Safeguarding and Disposal of Client Information

Cross Ledge Investments LLC restricts access to nonpublic personal information to those employees who need to know such information to provide services to our clients. Any employee who is authorized to have access to nonpublic personal information is required to keep such information in a secure compartments or receptacle on a daily basis as of the close of business each day. All electronic or computer files containing such information shall be password secured and firewall protected from access by unauthorized persons. Any conversations involving non public personal information, if appropriate at all, must be conducted by employees in private, and care must be taken to avoid any authorized persons overhearing or intercepting such conversations. Safeguarding standards encompass all aspects of the Cross Ledge Investments LLC that affect security. This includes not just computer security standards but also such areas as physical security and personnel procedures.

Any employee who is authorized to possess "consumer report information" for a business purpose is required to take reasonable measures to protect against unauthorized access to or use of the information in connection with its disposal. There are several components to establishing 'reasonable' measures that are appropriate for the firm:

• Assessing the sensitivity of the consumer report information we collect;

• The nature of our advisory services and the size of our operation;

• Evaluating the costs and benefits of different disposal methods; and

• Researching relevant technological changes and capabilities.

• Some methods of disposal to ensure that the information cannot practicably be read or reconstructed that Cross Ledge Investments LLC may adopt include:

o Procedures requiring the burning, pulverizing, or shredding or papers containing consumer report information;

o Procedures to ensure the destruction or erasure of electronic media; and o After due diligence, contracting with a service provider engaged in the business of record destruction, to provide such services in a manner consistent with the disposal rule.

Privacy Notice

Cross Ledge Investments LLC will provide each natural person client with initial notice of the firm's current policy when the client relationship is established. Cross Ledge Investments LLC shall also provide each such client with a new notice of the firm’s current privacy policies at least annually.  If, at any time, Cross Ledge Investments LLC adopts material changes to its privacy policies, the firm shall provide each such client with a revised notice reflecting the new privacy policies. The Chief Compliance Officer is responsible for ensuring that required notices are distributed to the Cross Ledge Investments LLC's consumers and customers.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Cross Ledge Investments LLC, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Cross Ledge Investments LLC's services to the client. Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Cross Ledge Investments LLC, must return all such documents to Cross Ledge Investments LLC. Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Maintaining Confidentiality of Private Proprietary Information

To protect the confidentiality of the Firm's confidential and proprietary information and the confidentiality of clients' and potential clients' records, employees should take the following additional security precautions:

• Documents containing confidential information may not be taken from the Firm's offices without the prior consent of the Chief Compliance Officer, and any copies removed from the Firm's offices must be promptly returned. Photocopies of confidential information may only be made as required, and all copies and originals of such documents must be disposed of in a way that keeps the information confidential.

• Physical access to any non-electronic confidential information must be limited by either locking or monitoring access to the offices and storage areas where such information is located.

• Visitors to the Firm's office shall be monitored and/or accompanied by an employee.

At times, the Firm may enter into one or more agreements with third parties, pursuant to which the Firm may provide access to confidential information to those third parties. If this occurs, the Firm will protect the privacy of confidential information and include in the relevant agreements provisions protecting confidential information to the extent required by law.

Proxy Voting

This Policy has been adopted by Cross Ledge Investments LLC (CLI) to facilitate the voting of proxies relating to portfolio securities in what it perceives to be the best interests of persons for whom CLI performs investment management services and is authorized and required to vote or consider voting proxies.

This Policy is intended by CLI to constitute “written policies and procedures” as described in Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). This Policy is intended to constitute proxy voting policies and procedures referred to in Item 13 of Form N-1A adopted under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Please see the Glossary of Terms for definitions of terms used in this Policy.

Voting Objectives

This Policy defines procedures for voting securities in each Account managed by CLI, for the benefit of and in the best interest of the Investment Client. The objective of voting a security in each case under this Policy is to seek to enhance the value of the security, or to reduce potential for a decline in the security’s value. This Policy does not prescribe voting requirements or specific voting considerations. Instead, this Policy provides procedures for assembling voting information and applying the informed expertise and judgment of CLI’s personnel on a timely basis in pursuit of the above stated voting objectives.

A further element of this Policy is that while voting on all issues presented should be considered, voting on all issues is not required by this Policy unless specifically directed or required by an Investment Client. Some issues presented for a vote of security holders may not be relevant to this Policy’s voting objectives, or it may not be reasonably possible to ascertain what effect, if any, a vote on a given issue may have on the value of an investment. Accordingly, unless an Investment Client and CLI have agreed that CLI shall vote a specific security or all securities in an Account, CLI may abstain from voting or decline to vote in those cases where there appears to be no relationship between the issue and the enhancement or preservation of an investment’s value, when CLI believes the costs of voting exceed the likely benefit to the Investment Client, or when CLI believes other factors indicate that the objectives of the Policy are less likely to be realized by voting a security.

It is also important to the pursuit of the Policy’s voting objectives that CLI be able to substitute its judgment in any specific situation for a presumption in this Policy where strict adherence to the presumption could reasonably be expected by CLI, based upon the information then available (including but not limited to media and expert commentary and outside professional advice and recommendations sought by CLI on the issue), to be inconsistent with the objectives of this Policy.

Accordingly, CLI understands that it may substitute its judgment in a specific voting situation described in the preceding sentence, except where explicitly prohibited by agreement with the Investment Client or this Policy.

CLI is not responsible for voting proxies relating to proxy materials that are not forwarded on a timely basis, nor does CLI control the setting of record dates, shareholder meeting dates, or the timing of distribution of proxy materials and ballots relating to shareholder votes. In addition, administrative matters beyond CLI’s control may at times prevent CLI from voting proxies in certain non-US markets (see “Voting Restrictions in Certain Non-US Markets,” below).

ERISA Accounts

Portfolio managers should recognize, in considering proxy votes for ERISA Accounts:

(a) Plan trustees are ordinarily responsible for voting securities held by a plan, unless the plan documents direct CLI or another person to vote the proxies;

(b) If CLI is delegated authority to vote proxies, voting may be subject to specific written guidelines issued by the plan’s trustees or other officials; and

(c) CLI may not delegate authority to vote proxies, unless the plan documents or other written agreement expressly permit delegation.

Proxy Voting Coordinator

The President shall appoint a Proxy Voting Coordinator. The Proxy Voting Coordinator shall discharge the following functions in effectuating this Policy:

(a) Collecting and assembling proxy statements and other communications pertaining to proxy voting, together with proxies or other means of voting or giving voting instructions, and providing those materials to the appropriate portfolio managers to permit timely voting of proxies;

(b) Collecting recommendations, analysis, commentary and other information respecting subjects of proxy votes, from service providers engaged by CLI and other services specified by portfolio managers, and providing this information to the President or the appropriate portfolio managers to permit evaluation of proxy voting issues;

(c) Providing to appropriate portfolio managers any specific voting instructions from Investment Clients;

(d) Collecting proxy votes or instructions from portfolio managers, and transmitting the votes or instructions to the appropriate custodians, brokers, nominees or other persons

(which may include proxy voting services or agents engaged by CLI);

(e) Accumulating Voting Results as set forth in this Policy (which may be performed by proxy voting services or agents engaged by CLI) and transmitting or arranging for the transmission of that information in accordance with “Communicating Votes,” below;

and

(f) Recordkeeping in accordance with “Recordkeeping”, below.  The Proxy Voting Coordinator may, with the President’s approval, delegate any portion or all of any one or more of these functions to one or more other individuals employed by CLI.  Any portion or all of any one or more of these functions may be performed by service providers engaged by CLI.

Assembling Voting Information

The Proxy Voting Coordinator shall obtain proxy statements and other communications pertaining to proxy voting, together with proxies or other means of voting or giving voting instructions to custodians, brokers, nominees, tabulators or others in a manner to permit voting on relevant issues in a timely manner.

CLI may engage service providers and other third parties to assemble this information, digest or abstract the information where necessary or desirable, and deliver it to the portfolio managers or others to evaluate proxy voting issues.

Portfolio Managers

The portfolio manager responsible for the particular stock is responsible for timely voting (or determining not to vote in appropriate cases) proxies relating to securities in the Account in accordance with this Policy.  The President may exercise this authority in any instance. The portfolio manager or President may delegate voting responsibilities to one or more other portfolio managers or other individuals.

Accumulating Voting Results

The Proxy Voting Coordinator is responsible for accumulating the following information as to each matter relating to a portfolio security held by any Account, considered at any shareholder meeting, and with respect to which the Account was entitled to vote:

(a) The name of the issuer of the portfolio security;

(b) The exchange ticker symbol of the portfolio security;

(c) The CUSIP number for the portfolio security;

(d) The shareholder meeting date;

(e) A brief identification of the matter voted on;

(g) Whether a vote was cast on the matter;

(h) How we cast the vote (e.g., “for,” “against,” “abstain,” or “withhold regarding election of directors”); and

 (i) Whether we cast the vote for or against management.

CLI may use service providers to record and cumulate the foregoing information. The Proxy Voting Coordinator may, with the President’s approval, delegate any portion or all of these functions to one or more other individuals employed by CLI.

Record of Voting Delegation

The Proxy Voting Coordinator shall maintain a list of all Accounts, with a specification as to each Account whether or not CLI is authorized to vote proxies respecting the Account’s portfolio securities.

Comment on Voting

It is the Policy of CLI not to comment on specific proxy votes with respect to securities in an

Account in response to inquiries from persons who are not specifically authorized representatives as to the Account.

Social Issues

It is the presumption of this Policy that proxies shall not be voted on Social Issues except that CLI may substitute its judgment in any specific situation involving a Social Issue as provided in the third paragraph under the caption “Voting Objectives.”

Voting Restrictions in Certain Non-US Markets

Proxy voting in certain countries requires “share blocking.” During a “share blocking” period, shares that will be voted at a meeting may not be sold until the meeting has taken place and the shares are returned to the Investment Client’s custodian bank. CLI may choose not to vote an Investment Client’s shares in a “share blocking” market if CLI believes that the benefit to the Investment Client of being able to sell the shares during this “share blocking” period outweighs the benefit of exercising the vote. CLI will exercise its judgment subject to any specific voting instructions agreed to between CLI and the Investment Client.

Certain non-US markets require that CLI provide a power of attorney to give local agents authority to carry out CLI’s voting instructions. While CLI will make efforts to comply with relevant local market rules, CLI frequently does not provide a power of attorney for the following reasons that include but are not limited to: (i) CLI may not have the required Investment Client information that the local market requires, (ii) CLI may deem the expense too great, or (iii) CLI may determine not to provide a power of attorney based upon advice of legal counsel. Failure to provide an effective power of attorney in a particular non-US market may prevent CLI from being able to vote an Investment Client’s shares in that market.

Annual Review of Policy Function

Pursuant to the review requirements of Rule 206(4)-7 under the Advisers Act and Rule 38a-1 under the Investment Company Act, the Chief Compliance Officer, or a Designated Compliance Officer, shall conduct a periodic review, no less often than annually, which shall comprise the following elements:

(a) Review a sample of the record of voting delegation maintained by the Proxy Voting Coordinator against Voting Results to determine if CLI is exercising its authority to vote proxies on portfolio securities held in the selected Accounts;

 (b) Request and review voting data to determine if timely communication of proxy votes is reasonably accomplished during the period reviewed;

(c) Meet with the Proxy Voting Coordinator to review the voting of proxies, communication of proxy votes, accumulation of Voting Results and the general functioning of this Policy;

(d) Evaluate the performance of any proxy voting services or agents employed by CLI, including whether or not the service or agent maintains its independence with respect to companies the securities of which are the subject of voting recommendations, information or analysis from the service or agent; and

Recordkeeping

The Proxy Voting Coordinator shall maintain the following records:

(a) Copies of this Policy as from time to time revised or supplemented;

(b) A copy of each proxy statement that CLI receives regarding Investment Client securities. In maintaining a record of proxy statements referred to in this item, the Proxy Voting Coordinator may rely on obtaining copies from the Securities and Exchange Commission’s EDGAR system or similar accessible database;

(c) Voting Results for each Investment Client;

(d) A copy of any document created by CLI that was material to making a decision how to vote proxies on behalf of an Investment Client or that memorializes the basis for that decision;

(e) A copy of each written Investment Client request for information on how CLI voted proxies on behalf of the Investment Client, and a copy of any written response by CLI to any (written or oral) Investment Client request for information on how CLI voted proxies on behalf of the requesting Investment Client; and

(f) Communications to Investment Clients respecting Conflicts of Interest.

The Chief Compliance Officer, or a Designated Compliance Officer, shall maintain the following records:

(a) All written reports arising from annual reviews of policy function; and

(b) Chronological record of proxy voting records reviewed by quarter.

All records shall be maintained and preserved pursuant to the separately adopted Document Retention and Destruction Policy for the time period indicated in the current Books and Records Matrix.

The President may authorize the Proxy Voting Coordinator to engage one or more service providers to perform any portion of this recordkeeping function provided (1) the function is performed in compliance with then applicable governmental regulations, and (2) each service provider provides a written undertaking to furnish the records to CLI promptly upon request.

Glossary of Terms

“Account” means any discrete account or portfolio as to which CLI has discretionary investment authority. An Investment Client may have multiple Accounts. Each series of any Investment Company as to which CLI is the adviser or subadviser is an Account.

“Chief Compliance Officer” means the Chief Compliance Officer of CLI.

“Conflict of Interest” means as to any Account, any conflict between a pecuniary interest of CLI or any affiliate, and the duties of CLI to the Investment Client who is the owner of the Account.

“ERISA” means the Employee Retirement Income Security Act of 1975, as amended. Reference to an “ERISA Account” means an account for an employee benefit plan governed by ERISA. “Investment Client” means any person with whom CLI has a contract to perform discretionary investment management services, including a series of an Investment Company, and for whom CLI is authorized by the contract or required by applicable law to vote or consider voting securities in the Investment Client’s Account.

“Investment Company” means a company registered as such under the Investment Company Act.

“President” means the president of CLI

“Proxy Voting Coordinator” means the individual appointed from time to time by the President to perform the proxy voting coordination functions described in this Policy.

“Social Issues” means any issue presented for a vote of holders of any security which is held in an Account, which may reasonably be interpreted as (i) unrelated in any substantial respect to the voting objectives of this Policy, and (ii) intended to promote directly or indirectly the interests of persons who are not holders of the security.

“CLI” means Cross Ledge Investments LLC

“Voting Results” means the specific information described under the caption “Accumulating Voting Results.”

Registration

As a registered investment adviser, Cross Ledge Investments LLC maintains and renews its adviser registration on an annual basis through the Investment Adviser Registration Depository (“IARD”), for the firm, state filings, as appropriate, and investment adviser representatives (“IARs”). Cross Ledge Investments LLC's policy is to monitor and maintain all appropriate firm and IAR registrations that may be required for providing advisory services to our clients in any location. Cross Ledge Investments LLC monitors the state residences of our advisory clients, and will not provide advisory services unless appropriately registered as required, or a de minimis or other exemption exists.

Background

In accordance with the Advisers Act, and unless otherwise exempt from registration requirements, investment adviser firms are required to be registered either with the Securities and Exchange Commission (SEC) or with the state(s) in which the firm maintains a place of business and/or is otherwise required to register in accordance with each individual state(s) regulations and de minimis requirements. The registered investment adviser is required to maintain such registrations on an annual basis through the timely payment of renewal fees and filing of the firm’s Annual Updating Amendment.

Individuals providing advisory services on behalf of the firm are also required to maintain appropriate registration (s) in accordance with each state(s) regulations unless otherwise exempt from such registration requirements. The definition of investment adviser representative may vary on a state-by-state basis. Supervised persons providing advice on behalf of SEC-registered advisers are governed by the federal definition of investment adviser representative to determine whether or not state IAR registration is required. The investment adviser representative registration(s) must also be renewed on an annual basis through the timely payment of renewal fees.

Responsibility

Barry Gladstein, CFA, has the responsibility for the implementation and monitoring of our registration policy, practices, disclosures and recordkeeping.

Procedure

Cross Ledge Investments LLC has adopted various procedures to implement the firm’s policy and reviews to monitor and insure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

• The Chief Compliance Officer, or other designated officer, monitors the state residences of our advisory clients, and the firm and/or its IARs will not provide advisory services unless appropriately registered as required, or a de minimis or other exemption exists.

• Cross Ledge Investments LLC's Chief Compliance Officer, or other designated officer, monitors the firm's and IAR registration requirements on an on-going as well as a periodic basis.

• Registration filings are made on a timely basis and appropriate files and copies of all filings are maintained by the Compliance Officer or other designated officer.

Reporting

Regulatory Reporting

As a registered investment adviser with the SEC, or appropriate state(s), Cross Ledge Investments LLC's policy is to maintain the firm’s regulatory reporting requirements on an effective and good standing basis at all times. Cross Ledge Investments LLC also monitors, on an on-going and periodic basis, any regulatory filings or other matters that may require amendment or additional filings with the SEC and/or any states for the firm and its associated persons.

Any regulatory filings for the firm are to be made promptly and accurately. Our firm’s regulatory filings include Form ADV, Form 13D, 13F and 13G filings, among others that may be appropriate.

Background

Form ADV may serve as an adviser's Disclosure Document and is an adviser's registration document. Form ADV, therefore, provides information to the public and to regulators regarding an investment adviser. Regulations require that material changes to Form ADV be updated promptly and that Form ADV be updated annually. Forms 13D, 13F and 13G are filings required under the Securities Exchange Act related to client holdings in equity securities.

Reporting Violations and Sanctions

All supervised persons shall promptly report to Lori Wachs or, an alternate designee, of all apparent violations of the Firm’s compliance policies and procedures and all state and federal securities laws and regulations. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code. Lori Wachs shall promptly report to senior management all apparent material violations of the Code. When Lori Wachs finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

Responsibility

The Chief Compliance Officer has the responsibility for the implementation and monitoring of our regulatory reporting policy, practices, disclosures and record keeping.

Procedure

Cross Ledge Investments LLC has adopted procedures to implement the firm’s policy and reviews to monitor and insure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

• Cross Ledge Investments LLC makes an annual filing of Form ADV within 90 days of the end of each fiscal year (Annual Updating Amendment) to update certain information required to be updated on an annual basis.

• Cross Ledge Investments LLC promptly updates our Disclosure Document and certain information in Form ADV, Part 1 and Part 2, as appropriate, when material changes occur.

• All employees should report to the Chief Compliance Officer or other designated officer any information in Form ADV and/or the Disclosure Document that such employee believes to be materially inaccurate or omits material information.

• The Chief Compliance Officer will review Forms 13D, 13F and 13G filing requirements and make such filings and keep appropriate records as required.

The Chief Compliance Officer shall promptly report to senior management all apparent material violations of the policy Code. When the Chief Compliance Officer finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

Social Media

Background:

Pursuant to Rule 206(4)-7 under the Investment Advisers Act of 1940 (the “Advisers Act”), advisers using social media should adopt, and periodically review the effectiveness of policies and procedures regarding social media in the face of rapidly changing technology.  Advisers’ use of social media must comply with various provisions of the federal securities laws, including, but not limited to, the antifraud, compliance, and recordkeeping provisions.

Posts, tweets, or other electronic medium may be deemed advertising under the Advisers Act, and, as a result, require prior supervisory approval and retention.  In light of the Advisers Act's broad definition of advertisements, Adviser and its investment advisory representatives (“IARs”) should be judicious in any client communication and consider all online or social networking activity that expressly identifies Adviser as an investment adviser to be an advertisement, including but not limited to, bulk email, television or radio pieces, websites, Facebook pages, LinkedIn, or similar pages, blogs, or Twitter feeds.  Further, comments posted by a client could be considered a testimonial, which are banned by Rule 206(4)-1 of the Advisers Act.

Policy:  Subject to the following guidelines, it is the policy of the Adviser to allow its IARs to maintain social media accounts consisting of personal blogs and LinkedIn, Twitter, and Facebook accounts subject to the following policies and guidelines relating to their permitted usage of such accounts.

By enacting this policy, the firm does not intend to interfere with an employee’s rights under the National Labor Relations Act.

Procedures:

1.

Advertising.  Any communications that may be transmitted to more than one person, in any form, will constitute advertising and subject to Adviser’s advertising and marketing policy.  Pursuant to this policy, any posting to a social media site, tweet, or re-tweet will be considered advertising.  All static posts to a social media site require preapproval by the Adviser.

2.

Supervisory

a.

Adviser requires that an archival system be created and that all of its corporate social media accounts be loaded into the Adviser’s social media archival system.  Adviser will periodically  monitor the social media archive to identify any instances of misuse with respect to the requirements above.

b.

 In addition, IARs who use social media shall:

(1)

Notify Adviser in writing of their existing and any new social media accounts or blogs they may have or wish to open;

(2)

Provide Adviser with the name of the account for input into the archival system;

(3)

Sign an authorization giving Adviser authority to monitor the account for purposes of its supervisory obligations;

(4)

Maintain a copy of the Chief Compliance Officer’s written approval for each social media account they have opened;

(5)

On an annual basis, sign an attestation that all social media accounts they have used during the prior year have been previously reported to the Adviser, and if one or more are no longer in use, a statement to that effect; and

(6)

As part of the annual Code of Ethics requirements, sign an attestation acknowledging an understanding of these policies under the Code and report any violations as soon as they become aware of such violations.

c.

Should inappropriate comments or materials be found on an IAR’s social media site, the Chief Compliance Officer will conduct an in-depth review of the IAR’s other social media content.  Action to be taken by the Adviser shall be dependent on the results of the investigation, and may include:

(1)

Remedial training on advertising and the Adviser’s social media policy;

(2)

Prohibiting the IAR from any future use of the social media site; and/or

(3)

Suspension or termination of employment as an IAR, as well as possible reporting to the appropriate regulatory authority.

3.

Guidelines.  As part of its social media policy, the Adviser adopts the following guidelines:

a.

Social Media use by Adviser.  Adviser’s use of social media is subject to its advertising and marketing policies and procedures.

b.

Social Media use by IARs

(1)

IARs must not post or link to comments or content that is harassing, defamatory, indecent, or misrepresents the stated policies, practices, performance returns, or investment strategies provided by the Adviser.

(2)

IARs must be honest and consistent with prior professional comments the IAR has provided to clients while providing investment advisory services or in presentations previously made on behalf of the Adviser.

(3)

IARs must not make comments in retaliation to negative posts or comments received on the IAR’s site.  If warranted, the IAR should work through the compliance department to address any issues directly relating to customer issues identified in such posts.

(4)

IARs must not accept third party testimonials or recommendations if the IAR mentioned or otherwise indicated that he provides investment services on the social media site.  If the IAR previously accepted a testimonial, he should go into his social media site and follow the steps to block from view any testimonials that he currently may have.  Failure to reject or block previously accepted testimonials might subject the IAR to the Adviser placing restrictions on the IAR’s future social media usage or to possible disciplinary sanctions.

(5)

IARs must not use the “like” feature on the social media sites of others or from re-tweeting materials unless the Adviser is fully comfortable with accepting the information that the IAR “liked” or “re-tweeted” as their own. If at all possible, IARs should disable the like button on their social media site and remove any instances where someone indicated liking material on these sites as soon as possible.

(6)

IARs must not include any favorable comment on their social media posts or blogs from themselves through other social media accounts the IARs may have.

(7)

IARs must protect the customer’s privacy by prohibiting the use of a customer’s name, address, identification information, financial, account holdings, or any other information specific to a customer on the IAR’s social media site.

(8)

IARs are prohibited from using Facebook Chat.

(9)

IARs who are also a registered representatives must notify their broker/dealer prior to making any LinkedIn or other social media profile change or other change that would be considered to be static content for pre-approval or content that would be considered sales literature prior to implementing the change on their social media site.

(10)

IARs must not provide legal or tax opinions, or make specific investment recommendations on their social media site.

(11)

IARs may not make any negative references about the Adviser on their social media site, or from making any misrepresentation as to their title, responsibilities, or function with the Adviser.

(12)

IARs may not use superlatives, exaggeration, or anything that might suggest a guaranteed return or guaranteed successful results.

(13)

IARs may not use industry jargon, and must consider their audience and prepare any posted materials so that the least sophisticated customer can clearly understand them.

(14)

IARs must not use charts, graphs, formulas, or other tools on their social media site that may be used in determining which securities to buy or sell or when to do so.

(15)

IARs must follow standard performance guidelines in presenting Adviser performance, including the requirement to show returns net of applicable advisory fees and other required charges on the account.

(16)

IARs must not offer any report, service, or analysis labeled as free on their social media site unless it is in fact free with no further obligation or commitment.

(17)

IARs must not disclose any material non-public information in their possession.

(18)

IARs must not discuss or disclose the Adviser’s proprietary information, intellectual property interests, or other trade secrets on their social media site.

(19)

IARs must use appropriate disclosures as to their business affiliations, relevant conflicts of interest, and correctly attribute ownership of any comments, statements, or quotes to their originator.

(20)

IARs must not reference past specific successful recommendations of securities, unless they provide a separate detailed list of all past recommendations, good or bad, over at least the past year, with the name of the security, the date recommended, and the price at which it was recommended.  IARs also need to include a legend that past performance is not an indication of future performance with the materials.  IARs also must disclose all material facts relating to any recommendation.

(21)

IARs’ posts must not have any untrue statement of material fact or otherwise be false or misleading.

(22)

IARs may not share their contacts on LinkedIn with any other user since their contact list may also contain clients.  Any sharing of client data would be in violation of Regulation S-P, the Gramm-Leach-Bliley Act, and various other state laws.

c.

Social Media use by Solicitors.  The Solicitor Agreement between the Adviser and its Solicitors states that the Solicitor may not publish advertisements, distribute sales or promotional literature, or engage in any communication, including communications via social media, describing the Adviser’s services without obtaining the prior written approval from the Adviser.  The Adviser will review and approve the Solicitor’s usage of social media in conformance with these policies.

4.

Books and Records.  While it is unclear whether all social media should be considered an advertisement and as such required information to be maintained for a minimum of five years, as a best practice, the Adviser will capture any social media content relating to the firm, whether it be in the form of a mention, a contact, a marketing blurb, a blog, a performance report, a tweet or re-tweet, a Facebook fan page or wall, a LinkedIn profile, or otherwise, and store such social media in its archive.

Soft Dollars

Background

Soft dollars generally refers to arrangements whereby a discretionary investment adviser is allowed to pay for and receive research, research-related or execution services from a broker-dealer or third-party provider, in addition to the execution of transactions, in exchange for the brokerage commissions from transactions for client accounts.

Cross Ledge Investments LLC will limit the use of “soft dollars” to obtain research and brokerage services to services that constitute research and brokerage within the meaning of Section 28(e) of the Securities Exchange Act of 1934 (“Section 28(e)”).  Research services within Section 28(e) may include, but are not limited to: research reports (including market research); certain financial newsletters and trade journals; software providing analysis of securities portfolios; corporate governance research and rating services; attendance at certain seminars and conferences; discussions with research analysts; meetings with corporate executives; consultants’ advice on portfolio strategy; data services (including services providing market data, company financial data and economic data); advice from broker-dealers on order execution; and certain proxy services.  Brokerage services within Section 28(e) may include, but are not limited to: services related to the execution, clearing and settlement of securities transactions and functions incidental thereto (i.e., connectivity services between an adviser and a broker-dealer and other relevant parties such as custodians); trading software operated by a broker-dealer to route orders; software that provides trade analytics and trading strategies; software used to transmit orders; clearance and settlement in connection with a trade; electronic communication of allocation instructions; routing settlement instructions; post trade matching of trade information; and services required by the SEC or a self regulatory organization such as comparison services, electronic confirms or trade affirmations.

The use of client commissions (or markups or markdowns) to obtain research and brokerage products and services raises conflicts of interest.  For example, Cross Ledge Investments LLC will not have to pay for the products and services itself.  This creates an incentive for Cross Ledge Investments LLC to select or recommend a broker-dealer based on its interest in receiving those products and services.

Cross Ledge Investments LLC may cause clients to pay commissions (or markups or markdowns) higher than those charged by other broker-dealers in return for soft dollar benefits (known as paying-up), resulting in higher transaction costs for clients.

Research and brokerage services obtained by the use of commissions arising from a client's portfolio transactions may be used by Cross Ledge Investments LLC in its other investment activities, including, for the benefit of other client accounts.  Cross Ledge Investments LLC does not seek to allocate soft dollar benefits to client accounts proportionately to the soft dollar credits the accounts generate.

In determining whether to direct client brokerage transactions to particular broker-dealers, Cross Ledge Investments LLC’s Chief Compliance Officer and portfolio managers meet periodically to review and evaluate the soft dollar practices of Cross Ledge Investments LLC and to determine in good faith whether, with respect to any research or other products or services received from a broker-dealer, the commissions used to obtain those products and services were reasonable in relation to the value of the brokerage, research or other products or services provided by the broker-dealer.

Cross Ledge Investments LLC has entered into “client commission arrangements” pursuant to which Cross Ledge Investments LLC may execute transactions through a broker-dealer and request that the broker-dealer allocate a portion of the commissions or commission credits to another firm that provides research and other products to Cross Ledge Investments LLC.  Cross Ledge Investments LLC excludes from use under these arrangements those products and services that are not eligible under Section 28(e) and applicable regulatory interpretations.

Supervision & Internal Controls

Cross Ledge Investments LLC has adopted these written policies and procedures which are designed to set standards and internal controls for the firm, its employees, and its businesses and are also reasonably designed to detect and prevent any violations of regulatory requirements and the firm’s policies and procedures. Every employee and manager is required to be responsible for and monitor those individuals and departments he or she supervises to detect, prevent and report any activities inconsistent with the firm’s procedures, policies, high professional standards, or legal/regulatory requirements.

Background

The SEC adopted the anti-fraud rule titled Compliance Procedures and Practices (Rule 206(4)-7) under the Advisers Act requiring more formal compliance programs for all SEC registered advisers. The rule became effective 2/5/2004 and SEC advisers had until 10/5/2004 (compliance date) to be in compliance with the rule. Rule 206(4)-7 makes it unlawful for a SEC adviser to provide investment advice to clients unless the adviser:

• adopts and implements written policies and procedures reasonably designed to prevent violations by the firm and its supervised persons;

• reviews, at least annually, the adequacy and effectiveness of the policies and procedures;

• designates a chief compliance officer who is responsible for administering the policies and procedures; and

• maintains records of the policies and procedures and annual reviews.

Under Section 203(e)(6), the SEC is authorized to take action against an adviser or any associated person who has failed to supervise reasonably in an effort designed to prevent violations of the securities laws, rules and regulations. This section also provides that no person will be deemed to have failed to supervise reasonably provided:

• there are established procedures and a system which would reasonably be expected to prevent any violations;

• and such person has reasonably discharged his duties and obligations under the firm's procedures and system without reasonable cause to believe that the procedures and system were not being complied with.

Responsibility

Every employee has a responsibility for knowing and following the firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The President, or a similarly designated officer, has overall supervisory responsibility for the firm. The Chief Compliance Officer has the overall responsibility for monitoring and testing compliance with Cross Ledge Investments LLC's policies and procedures. Possible violations of these policies or procedures will be documented and reported to the appropriate department manager for remedial action. Repeated violations, or violations that the Chief Compliance Officer deems to be of serious nature, will be reported by the Chief Compliance Officer directly to the President, or a similarly designated officer, and/or the Board of Directors.

Procedure

Cross Ledge Investments LLC has adopted various procedures to implement the firm’s policy, reviews and internal controls to monitor and insure the firm’s supervision policy is observed, implemented properly and amended or updated, as appropriate which including the following:

• Adoption and maintenance of a current organization chart reflecting names, titles, responsibilities and supervisory structure.

•

Designated a Chief compliance officer as responsible for implementing and monitoring the firm's compliance policies and procedures.

• An Annual Compliance Meeting and on-going and targeted compliance training.

• Procedures for screening the background of potential new employees.

• Initial training of newly hired employees in the firm's compliance policies.

• Written policies and procedures with statements of policy, designated persons responsible for the policy and procedures designed to implement and monitor the firm's policy.

• Annual review of the firm’s policies and procedures by the Chief Compliance Officer and senior management.

• Periodic reviews of employees' activities, e.g., personal trading.

• Annual written representations by employees as to understanding and abiding by the firm’s policies.

• Supervisory reviews and sanctions for violations of the firm’s policies or regulatory requirements.

Trading

As an adviser and a fiduciary to our clients, our clients’ interests must always be placed first and foremost, and our trading practices and procedures prohibit unfair trading practices and seek to disclose and avoid any actual or potential conflicts of interests or resolve such conflicts in the client’s favor.

Our firm has adopted the following policies and practices to meet the firm’s fiduciary responsibilities and to insure our trading practices are fair to all clients and that no client or account is advantaged or disadvantaged over any other.

Also, Cross Ledge Investments LLC's trading practices are generally disclosed in our Form ADV Part 2 Brochure provided to prospective and existing clients.

Background

As a fiduciary, many conflicts of interest may arise in the trading activities on behalf of our clients, our firm and our employees, and must be disclosed and resolved in the interests of the clients. In addition, securities laws, insider trading prohibitions and the Advisers Act, and rules there under, prohibit certain types of trading activities.

Aggregation

The aggregation or blocking of client transactions allows an adviser to execute transactions in a more timely, equitable, and efficient manner and seeks to reduce overall commission charges to clients. Our firm’s policy is to aggregate client transactions where possible and when advantageous to clients. In these instances clients participating in any aggregated transactions will receive an average share price and transaction costs will be shared equally and on a pro-rata basis.

Allocation

As a matter of policy, an adviser's allocation procedures must be fair and equitable to all clients with no particular group or client(s) being favored or disfavored over any other clients. Cross Ledge Investments LLC's policy prohibits any allocation of trades in a manner that Cross Ledge Investments LLC's proprietary accounts, affiliated accounts, or any particular client(s) or group of clients receive more favorable treatment than other client accounts. Cross Ledge Investments LLC has adopted a clear written policy for the fair and equitable allocation of transactions, (e.g., pro-rata allocation, rotational allocation, or other means) which is disclosed in Cross Ledge Investments LLC's Disclosure Document.

IPO’s

Initial public offerings (“IPOs”) or new issues are offerings of securities which frequently are of limited size and limited availability. These offerings may trade at a premium above the initial offering price. In the event Cross Ledge Investments LLC participates in any new issues, Cross Ledge Investments LLC's policy and practice is to allocate new issues shares fairly and equitably among our advisory clients according to a specific and consistent basis so as not to advantage any firm, personal or related account and so as not to favor or disfavor any client, or group of clients, over any other.

Trade Errors

As a fiduciary, Cross Ledge Investments LLC has the responsibility to effect orders correctly, promptly and in the best interests of our clients. In the event any error occurs in the handling of any client transactions, due to Cross Ledge Investments LLC's actions, or inaction, or actions of others, Cross Ledge Investments LLC's policy is to seek to identify and correct any errors as promptly as possible without disadvantaging the client or benefiting Cross Ledge Investments LLC in any way.

If the error is the responsibility of Cross Ledge Investments LLC, any client transaction will be corrected and Cross Ledge Investments LLC will be responsible for any client loss resulting from an inaccurate or erroneous order. Cross Ledge Investments LLC's policy and practice is to monitor and reconcile all trading activity, identify and resolve any trade errors promptly, document each trade error with appropriate supervisory approval and maintain a trade error file.

Responsibility

Marshall Bassett, has the responsibility for the implementation and monitoring of our trading policies and practices, disclosures and recordkeeping for the firm.

Procedure

Cross Ledge Investments LLC has adopted various procedures to implement the firm’s policy and reviews to monitor and insure the firm’s trading policies are observed, implemented properly and amended or updated, which include the following:

• Periodic supervisory reviews of the firm’s trading practices.

• Periodic reviews of the firm’s Form ADV Part 2 Brochure, advisory agreements, and other materials for appropriate disclosures of the firm’s trading practices and any conflicts of interests.

• Designation of a Brokerage Committee, or other designated person, to review and monitor the firm’s trading practices.

Valuations of Securities

As a registered adviser and as a fiduciary to our advisory clients, Cross Ledge Investments LLC, has adopted this policy which requires that all client portfolios and investments reflect current, fair and accurate market valuations. Any pricing errors, adjustments or corrections are to be verified, preferably through independent sources or services, and reviewed and approved by the firm's designated person(s) or pricing committee.

Background

As a fiduciary, our firm must always place our client's interests first and foremost and this includes pricing processes, which insure fair, accurate and current valuations of client securities of whatever nature. Proper valuations are necessary for accurate performance calculations and fee billing purposes, among others. Because of the many possible investments, various pricing services and sources and diverse characteristics of many investment vehicles, independent sources, periodic reviews and testing, exception reporting, and approvals and documentation or pricing changes are necessary with appropriate summary disclosures as to the firm's pricing policy and practices. Independent custodians of client accounts may serve as the primary pricing source.

Responsibility

Marshall Bassett, or the firm's pricing committee, if any, has overall responsibility for the firm's pricing policy, determining pricing sources, pricing practices, including any reviews and re-pricing practices to help insure fair, accurate and current valuations.

Procedure

Cross Ledge Investments LLC has adopted procedures to implement the firm's policy and reviews to monitor and insure the firm's policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

• Cross Ledge Investments LLC utilizes, to the fullest extent possible, recognized and independent pricing services and/or qualified custodians for timely valuation information for advisory client securities.

• Whenever valuation information for specific, illiquid, foreign, private or other investments is not available through pricing services or custodians, Cross Ledge Investments LLC's designated officer, trader(s) or portfolio manager(s) will obtain and document price information from at least one independent source, whether it be a broker-dealer, bank, pricing service or other source.

• Marshall Bassett, will arrange for periodic and frequent reviews of valuation information from whatever source to promptly identify any incorrect, stale or mispriced securities.

• Any errors in pricing or valuations are to be resolved as promptly as possible, preferably upon a same day or next day basis, with re-pricing information obtained, reviewed and approved by the Chief Investment Officer or the firm's pricing committee.

• A summary of the firm's pricing practices should be included in the firm's investment management agreement.

• For securities where ready valuation information is not available e.g., hedge funds, private placements, illiquid securities, derivatives or other such situations, these securities are to be reviewed and priced by Chief Investment Officer or pricing committee in good faith to reflect the security's fair and current market value, and supporting documentation maintained.